SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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April 3, 2013

Dear Stockholders:

On behalf of your Board of Directors, I invite you to attend jcpenney’s 2013 Annual Meeting of Stockholders. The meeting will be held on Friday, May 17, 2013, at 10:00 A.M., local time, at jcpenney’s Home Office, located at 6501 Legacy Drive, Plano, Texas 75024.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages.

We appreciate your continued support of jcpenney.

Thomas J. Engibous

Chairman of the Board

jcpenney

6501 Legacy Drive

Plano, TX 75024

jcp.com

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive

Plano, Texas 75024-3698

J. C. PENNEY COMPANY, INC.

Notice of 2013 Annual Meeting of Stockholders

Date and Time:	Friday, May 17, 2013 10:00 A.M., local time

Place:	jcpenney Home Office 6501 Legacy Drive Plano, Texas 75024-3698

Business:	1. To elect eleven directors nominated by the Board of Directors for a one-year term as described in the accompanying proxy materials;

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 1, 2014;

3. To hold an advisory vote on executive compensation; and

4. To consider any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 18, 2013.

Voting By Proxy:	It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement or on the Internet. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of

Stockholders to be held on May 17, 2013.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2013 are available at www.proxyvote.com.

Janet Dhillon, Secretary

Plano, Texas

April 3, 2013

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR

VOTE BY TELEPHONE OR INTERNET

PROXY STATEMENT

2013 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to jcpenney stockholders beginning on or about April 3, 2013. In this proxy statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

jcpenney’s Board of Directors is soliciting your vote at the 2013 Annual Meeting of Stockholders.

What will I be voting on?

You will be voting on:

•	Election of eleven directors nominated by the Board of Directors;
•	Ratification of the appointment of KPMG LLP as jcpenney’s independent auditor for the fiscal year ending February 1, 2014;
•	Advisory vote on executive compensation; and
•	Any other business that may properly come before the meeting.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that you vote your shares “For” each of the Board’s nominees for director, “For” the ratification of the appointment of KPMG LLP as independent auditor for the fiscal year ending February 1, 2014 and “For” the approval of our executive compensation in connection with the advisory vote on executive compensation.

Who is entitled to vote?

All stockholders who owned jcpenney common stock at the close of business on the record date, March 18, 2013, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of jcpenney common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of jcpenney common stock is entitled to one vote. There is no cumulative voting. On March 18, 2013, jcpenney had 219,754,016 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of jcpenney common stock as of the record date, or 109,877,009 shares, must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum.

Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of stockholders. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

You may vote “For” or “Against” with respect to the election of directors. Our Bylaws provide that in a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Accordingly, abstentions and broker non-votes will have no effect on the election of a director. Any director nominee who is an incumbent director and is not re-elected must promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation.

Ratification of the appointment of KPMG LLP as jcpenney’s independent auditor requires the affirmative vote of a majority of the shares of jcpenney common stock present in person or by proxy that are entitled to vote on such matter. If you abstain from voting on this matter, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal. Broker non-votes will also have the same effect as a vote against the proposal.

Approval of our executive compensation in connection with the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of jcpenney common stock present in person or by proxy that are entitled to vote on such matter. If you abstain from voting on this matter, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal. Broker non-votes are not entitled to be cast for this matter and accordingly will have no effect on the approval.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (SEC), rather than mailing a printed copy of our proxy materials to each stockholder of record, we may send some or all of our stockholders a Notice of Internet Availability of Proxy Materials (Notice), which indicates how our stockholders may:

•	access their proxy materials and vote their proxies over the Internet;
•	make a one-time request to receive a printed set of proxy materials by mail; or
•	make a permanent election to receive all of their proxy materials in printed form by mail or electronically by email.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and
•	instruct us to send our future proxy materials to you electronically by email instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. The Form 10-K accompanies these proxy materials but is not considered part of the proxy soliciting materials.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call 972-431-1000. You can vote by proxy in three ways:

•	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;
•	by telephone – In the United States and Canada, you can vote by telephone by following the instructions on the Internet or on your proxy card if you received your materials by mail; or
•	by Internet – You can vote by Internet by following the instructions on the Notice or on your proxy card if you received your materials by mail.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to jcpenney stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of jcpenney common stock on March 18, 2013, the record date for the Annual Meeting.

Can I change my vote after I execute my proxy?

You can revoke a proxy at any time prior to its exercise at the Annual Meeting. You can send in a new proxy card with a later date if you received your proxy materials by mail, or cast a new vote by telephone or Internet, or send a written notice of revocation to jcpenney’s Corporate Secretary at the address on the cover page of this proxy statement. If you attend the Annual Meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How do I vote my shares of jcpenney common stock in the Savings Plan?

If you are a participant in the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (the Savings Plan), you will receive a separate voting instruction card for the shares allocated to your account in the Savings Plan. This voting instruction card will allow you to instruct State Street Bank and Trust Company, as trustee for the Savings Plan, how to vote your shares. If you do not vote your shares in the Savings Plan, State Street Bank and Trust Company will vote them in the same proportion as those shares for which it has received voting instructions.

Will my vote be kept confidential?

Yes. jcpenney’s policy is that all proxy or voting instruction cards, ballots, and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	to allow the independent election inspectors to certify the results of the vote;
•	if jcpenney is legally required to disclose your vote or is defending or asserting claims in a lawsuit;
•	if there is a proxy contest involving the Company; or
•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

jcpenney does. In addition to soliciting proxies by mail, jcpenney may solicit proxies by telephone, personal contact, and electronic means. No director, officer, or employee of jcpenney will be specially compensated for these activities. jcpenney has hired Georgeson Inc., a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $12,000 plus reimbursement for reasonable expenses.

jcpenney will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of jcpenney common stock.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holder.

CORPORATE GOVERNANCE

Over 110 years ago, James Cash Penney founded his company on the principle of treating customers the way he wanted to be treated himself: fair and square. Today, J. C. Penney Company, Inc.’s corporate governance principles reflect the highest ethical standards rooted in its rich heritage as we seek to achieve excellence in our work, products, and services for our customers and our stockholders.

Governing Documents

The key documents that make up our corporate governance framework are our:

•

Corporate Governance Guidelines, including our Standards for the Determination of Director Independence, Lead Independent Director Policy and our Policy on Review and Consideration of Related Person Transactions;

•	Restated Certificate of Incorporation, as amended;
•	Bylaws, as amended;
•	Audit Committee Charter;
•	Finance and Planning Committee Charter;
•	Corporate Governance Committee Charter;
•	Human Resources and Compensation Committee Charter;
•	Charter of the Committee of the Whole;
•	Statement of Business Ethics; and
•	Standards and Procedures for Director Nominations.

You can access each of these documents on our website at www.jcp.com by clicking on “Investors,” then “Corporate Governance.” You can also obtain a free copy of any of these documents by sending a written request to jcpenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas  75301.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance, which are the foundation of our commitment to best practices. You can access our Corporate Governance Guidelines at www.jcp.com. The Guidelines are reviewed annually by the Corporate Governance Committee and the Board. The matters covered by the Guidelines include:

•	director responsibilities;
•	the size of the Board;
•	director independence and minimum qualifications;

•	factors to be considered in selecting candidates to serve on the Board;
•	the Company’s voting standard for the election of directors;
•	director retirement;
•	director resignations upon change of principal employment or personal circumstances;
•	directors’ outside directorships and outside audit committee service;
•	Board organization, including committees of the Board and the role and responsibilities of the lead independent director;
•	policies relating to Board meetings;
•	executive sessions for directors;
•	ethical principles to be followed by directors;
•	policies and procedures for reviewing related person transactions and conflicts of interest;
•	claw-back policy on recovery of compensation in the event of a financial restatement;
•	the Board’s access to management and independent advisors;
•	stockholders’ and other interested parties’ communications to non-employee directors;
•	director orientation and continuing education;
•	prohibition of loans to directors and executive officers;
•	stock ownership goals for directors and members of the Company’s senior management team;
•	management succession and CEO evaluation; and
•	annual self-assessments of the Board and each of the Audit, Corporate Governance, Finance and Planning and Human Resources and Compensation Committees.

Board Leadership Structure

Thomas J. Engibous, a non-employee, independent director, serves as the Company’s Non-Executive Chairman of the Board. The duties of the Non-Executive Chairman of the Board include:

•	presiding over all meetings of the Board and regular executive sessions of the non-employee, independent members of the Board;
•	approving the scheduling of Board meetings as well as the agenda and materials for each Board meeting and executive session of the Board’s non-employee, independent directors;
•	calling and presiding over meetings of the non-employee, independent directors;
•	meeting regularly with the CEO and serving as a liaison and channel of communication between the non-employee, independent directors and the CEO; and
•	presiding over all meetings of stockholders and communicating with stockholders as appropriate.

The Company’s leadership structure previously consisted of a combined Chairman/CEO leadership role coupled with a Lead Director. The Board of Directors, as part of its continuing review of corporate governance matters, decided to separate the Chairman and CEO roles in January 2012 and elect a Non-Executive Chairman of the Board after careful consideration and upon recommendation by the Corporate Governance Committee. The Board believes that jcpenney’s current leadership structure enhances the Board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions.

Board of Directors’ Role in Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in reviewing the Company’s business strategy is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. In addition to management’s discussion of risk with the full Board of Directors throughout the year, the independent directors also discuss risk management during their executive sessions without management present over which the Non-Executive Chairman presides. The Board’s Committees also consider risk appropriate to their respective jurisdictions throughout the year.

Policies and Procedures with Respect to Related Person Transactions

The Board of Directors recognizes that related person transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, our directors and executive officers are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of jcpenney.

Our written Policy on Review and Consideration of Related Person Transactions (Policy) is included as Appendix C to our Corporate Governance Guidelines. For purposes of SEC rules as well as our Policy, a “related person transaction” is any transaction in which the Company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and (c) any immediate family member of any of the foregoing persons. We review all relationships and transactions in which the Company and a related person are participants to determine whether such persons have a direct or indirect material interest. To identify potential related person transactions, we request certain information from our directors and executive officers. We then review the information provided for any related person transactions. The Corporate Governance Committee reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

The Board of Directors has considered the following transactions in connection with the Policy:

William A. Ackman is the Founder, Chief Executive Officer and Managing Member of the General Partner of Pershing Square Capital Management, L.P. (Pershing Square), a registered investment adviser. Mr. Ackman is a member of our Board of Directors and, together with Pershing Square and its affiliated entities, beneficially owns more than 5% of the Company’s common stock. In addition, Mr. Ackman serves as Chairman of the Board of The Howard Hughes Corporation (HHC), a real estate development company in which Mr. Ackman and his affiliated Pershing Square entities have economic exposure to approximately 26.3% of HHC’s common stock, including a 13.2% beneficial ownership interest. HHC, through an affiliated entity, is the landlord for one of the Company’s leased store locations. During fiscal 2012, the Company made payments under this lease totaling approximately $236,000. The lease is currently expected to continue through fiscal 2013 and beyond. In fiscal 2013, the Company expects to make payments under the lease of approximately $236,000 plus any 2013 property taxes assessed and paid indirectly through the landlord. Mr. Ackman does not have any direct or indirect material interest in this lease arrangement.

Steven Roth, who is a member of our Board of Directors, is Chairman of the Board of Vornado Realty Trust (Vornado) and the beneficial owner of approximately 5% of Vornado’s outstanding common shares, and is also the Managing General Partner of Interstate Properties (Interstate). The Company, through its subsidiaries, pays rent, common area maintenance fees, utility expenses, and property taxes to Vornado and Interstate, and their affiliated entities, with respect to a number of store locations. During fiscal 2012, such payments totaled approximately $14.3 million. The leases are currently expected to continue through fiscal 2013 and beyond. In fiscal 2013, the Company expects to make similar payments with respect to such store locations of approximately $14.2 million, plus any 2013 property taxes assessed and paid indirectly through the landlords. Mr. Roth has no direct or indirect material interest in these transactions.

Board Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the NYSE. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company that would affect his or her independence and that he or she otherwise satisfies jcpenney’s director independence standards as well as all applicable laws, rules and regulations. Our “Standards for the Determination of Director Independence” are included as Appendix A to our Corporate Governance Guidelines, which can be accessed at www.jcp.com.

The factors the Board considers in determining whether a director is independent include:

•	Whether within the preceding three years,
•	the director is or was an employee of jcpenney;
•	a member of the director’s immediate family is or was an executive officer of jcpenney;
•

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from jcpenney (other than compensation for service as a director or pension or other forms of deferred compensation for prior service);

•	the director or an immediate family member of the director was a partner or employee of jcpenney’s external auditor and personally worked on jcpenney’s audit within that time;
•

the director or an immediate family member of the director is or was employed as an executive officer of another company where any of jcpenney’s present executive officers serve on the compensation committee of that company’s board of directors;

•

the director or an immediate family member of the director is or was an employee or executive officer of another company that makes payments to, or receives payments from, jcpenney in excess of the greater of $1,000,000 or 2% of that company’s consolidated gross revenues;

•	Whether the director or an immediate family member of the director is a current partner of jcpenney’s external auditor;
•	Whether the director is a current employee of jcpenney’s external auditor;
•	Whether an immediate family member of the director is a current employee of jcpenney’s external auditor and personally works on jcpenney’s audit; and
•

Whether the director serves as an officer, director or trustee of a charitable organization or as a member of that organization’s fund-raising entity or committee that received contributions from jcpenney in excess of the greater of $1,000,000 or 2% of the charity’s gross revenues.

The Board has reviewed each director’s independence for fiscal 2013. Applying the standards listed above as well as the requirements of the NYSE, the Board has determined that each of the directors, except for Mr. Johnson, is independent.

Meeting Attendance

During fiscal 2012, the Board held 11 meetings and committees of the Board held a total of 31 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. In 2012, all of the members of the Board attended the Annual Meeting.

Executive Sessions

The non-employee, independent directors meet in executive session with no Company team members present as a part of each regularly scheduled Board meeting. The Company’s Non-Executive Chairman of the Board, Thomas J. Engibous, presides over these sessions.

Communications with the Board of Directors

Any Company stockholder or other interested party who wishes to communicate with the Board of Directors or with an individual director may direct such communications by telephone to 1-800-527-0063, by facsimile to 972-431-1977, by email to jcpdirectors@jcpenney.com, or by writing to:

Corporate Secretary

J. C. Penney Company, Inc.

P.O. Box 10001

Dallas, TX 75301

The communication must be clearly addressed to the Board of Directors or to a specific director(s). If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company’s Corporate Secretary and entered into a log for tracking purposes. The Board has asked the Corporate Secretary to forward to the appropriate director(s) all correspondence, except for items unrelated to the Board’s functions, business solicitations, advertisements, and materials that are profane. The Corporate Secretary prepares a periodic summary report of all such communications for the Corporate Governance Committee of the Board.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of the Board of Directors. Any such communication may be made on an anonymous basis and may be reported to the Audit Committee through the Company’s Senior Vice President-Audit by calling 1-800-527-0063, by website at www.jcpjline.com or by writing to:

Senior Vice President – Audit

J. C. Penney Company, Inc.

P.O. Box 250335

Plano, TX 75025-0335

All such concerns will be reviewed under the direction of the Audit Committee and oversight by the Senior Vice President-Audit, the General Counsel, or such other persons as the Audit Committee determines to be appropriate. Confidentiality is maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as deemed appropriate in the judgment of the Audit Committee. The Senior Vice President-Audit will prepare a periodic summary report of all such communications for the Audit Committee.

Board Diversity, Director Qualifications and Process for Nominations

jcpenney is committed to creating an inclusive work environment where everyone is respected and valued. A workforce that understands jcpenney’s diverse customer base helps ensure that the Company’s products, services and message are relevant in every community where the Company does business.

The Board’s philosophy on diversity mirrors the Company’s philosophy. In connection with the selection of nominees for director, the Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds would preserve and enhance the inclusive environment in which the Board currently functions.

As provided in the Company’s Corporate Governance Guidelines, nominees for director, including those directors who are eligible to stand for re-election, are selected based on, among other things, consideration of the following factors:

•	character and integrity;
•	business and management experience;
•	demonstrated competence in dealing with complex problems;
•	familiarity with the Company’s business;
•	diverse talents, backgrounds, and perspectives;
•	freedom from conflicts of interest;
•	regulatory and stock exchange membership requirements for the Board;
•	sufficient time to devote to the affairs of the Company; and
•	reputation in the business community.

In considering whether to nominate directors who are eligible to stand for re-election, the Committee also considers the quality of past director service, attendance at Board and committee meetings, compliance with the Company’s Corporate Governance Guidelines (including satisfying the expectations for individual directors), as well as input from other Board members concerning the director’s performance and independence.

Although the Board retains ultimate responsibility for approving candidates for election, the Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Committee considers candidates recommended by directors and the Company’s management, as well as any recommendations from Company stockholders. Additionally, the Committee takes into account the Board’s current composition and the capabilities and attributes of serving Board members, as well as additional capabilities and attributes considered necessary or desirable in light of existing Company needs and the goal of preserving and enhancing Board diversity. The Committee has engaged in the past, and may engage in the future, one or more search firms to assist in the identification and recruitment of director candidates.

To recommend a candidate for election to the Board, a stockholder must submit the following information to the Corporate Secretary of the Company at least 90 days in advance of the Annual Meeting:

•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record and intends to appear in person or by proxy at the Annual Meeting;
•	The name and address of the stockholder’s nominee for director;
•	A description of any arrangements or understandings between the stockholder and the director nominee or any other person (naming such person(s)) relating to the election of the nominee to the Board;
•	The biographical and other information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•	The nominee’s consent to serve on the Board.

In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company management or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and the stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service and to provide all the information required to conduct an evaluation.

BOARD COMMITTEES

The Board of Directors has five principal standing committees. Committee members consist entirely of non-employee directors and the Board has determined that each of the members of these committees is “independent,” as defined under our standards of independence and under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Committee reviews the independent auditor’s strategy and plan, scope, audit results, performance and independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audits, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act). A copy of the Audit Committee’s Charter is available at the Company’s website at www.jcp.com. Also available on the Company’s website are procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls, or auditing matters.

During fiscal 2012, this Committee held eight meetings. Its current members are Thomas J. Engibous, Kent B. Foster, Javier G. Teruel, Mary Beth West, and Leonard H. Roberts, who serves as its Chair. The Board of Directors has determined that each member of this Committee is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the Exchange Act and the NYSE.

Corporate Governance Committee

The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company and makes recommendations to the Board with respect to the size, composition, organization and responsibilities of the Board and its directors, the qualifications of directors, candidates for election as directors, the compensation of directors, annual independence determinations, and the annual performance self-assessment process by the Board and each of the Audit, Corporate Governance, Finance and Planning, and Human Resources and Compensation Committees. A copy of the Corporate Governance Committee’s Charter, the Company’s Corporate Governance Guidelines, and Standards and Procedures for Director Nominations are available on the Company’s website at www.jcp.com. See “Board Diversity, Director Qualifications and Process for Nominations” on page 8 for more information on the Corporate Governance Committee’s process for identifying and evaluating nominees for director.

During fiscal 2012, this Committee met three times. Its current members are Colleen C. Barrett, Geraldine B. Laybourne, Steven Roth, R. Gerald Turner, and Mary Beth West, who serves as its Chair.

Finance and Planning Committee

The Finance and Planning Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure. A copy of the Finance and Planning Committee’s Charter is available on the Company’s website at www.jcp.com.

During fiscal 2012, this Committee met nine times. Its current members are Thomas J. Engibous, Leonard H. Roberts, Steven Roth, Javier G. Teruel, and William A. Ackman, who serves as its Chair.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, reviewing the administration and operation of certain of the Company’s retirement and welfare plans, taking action or making recommendations with respect to the compensation of executive officers, including making a non-binding recommendation to the Committee of the Whole regarding the CEO’s compensation level, and reviewing succession plans for key Company executives, including the CEO. In addition, its responsibilities include reviewing the annual financial and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s website at www.jcp.com. See also this Committee’s report on page 28. For a discussion of the processes and procedures for determining executive and director compensation and the roles of management and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 19 and “Director Compensation for Fiscal 2012” beginning on page 47.

During fiscal 2012, this Committee met ten times. Its current members are William A. Ackman, Colleen C. Barrett, Geraldine B. Laybourne, R.  Gerald Turner, and Kent B. Foster, who serves as its Chair.

Committee of the Whole

The Committee of the Whole assists the Board in discharging its responsibilities relating to the setting of performance goals and objectives, the evaluation of performance in light of those goals and objectives, and the setting of compensation for the Company’s CEO. A copy of the Committee of the Whole’s Charter is available on the Company’s website at www.jcp.com. See also “Compensation Discussion and Analysis” beginning on page 19.

During fiscal 2012, this Committee met one time. The Committee is composed solely of the independent members of the Board. Its current members are William A. Ackman, Colleen C. Barrett, Kent B. Foster, Geraldine B. Laybourne, Leonard H. Roberts, Steven Roth, Javier G. Teruel, R. Gerald Turner, Mary Beth West, and Thomas J. Engibous, who serves as its Chair.

The mailing address for all of these committees is c/o Corporate Secretary, J. C. Penney Company, Inc., P.O. Box 10001, Dallas, Texas 75301.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee and Committee of the Whole are each composed entirely of persons who are neither Company team members nor former or current officers of the Company. There is not, nor was there during fiscal 2012, any compensation committee interlock or insider participation on the Human Resources and Compensation Committee or the Committee of the Whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires jcpenney’s directors and officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all Section 16(a) filing requirements were met during fiscal 2012.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 5, 2013, the beneficial ownership of shares of jcpenney common stock by (a) each stockholder known to the Company to beneficially own more than 5% of jcpenney common stock, (b) each present director, all of whom are nominees for re-election at the Annual Meeting, (c) the five most highly compensated present executive officers serving during the last fiscal year, and two former executive officers who are also deemed to be named executive officers, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 5, 2013.

Name	Number of shares beneficially owned		Number of shares included in previous column which the individual or group has/have the right to acquire within 60 days of March 5, 2013		Percent of outstanding common stock(1)
Pershing Square Capital Management L.P.	39,075,771	(2)	—		17.79%
Dodge & Cox	20,225,200	(3)	—		9.21%
State Street Corporation	17,909,178	(4)	—		8.15%
FMR LLC	15,836,746	(5)	—		7.21%
BlackRock, Inc.	14,568,513	(6)	—		6.63%
Wellington Management Company, LLP	13,954,793	(7)	—		6.35%
Hotchkis and Wiley Capital Management, LLC	13,877,917	(8)	—		6.32%
Vornado Realty Trust	13,400,000	(9)	4,815,990	(9)	6.10%
Evercore Trust Company, N.A.	11,699,816	(10)	—		5.33%
J. C. Penney Corporation, Inc. Savings, Profit- Sharing and Stock Ownership Plan	11,292,979	(11)	—		5.14%
Directors(12)
William A. Ackman(13)	39,075,771		—		17.79%
Colleen C. Barrett	33,574		28,788		*
Thomas J. Engibous	77,893		28,788		*
Kent B. Foster	44,500	(14)	28,788		*
Ronald B. Johnson(15)	8,149,872		7,256,894		3.59%
Geraldine B. Laybourne	21,643		17,489		*
Leonard H. Roberts	57,856		28,788		*
Steven Roth(16)	13,400,000		4,815,990		6.10%
Javier G. Teruel	159,709		24,285		*
R. Gerald Turner	51,847	(17)	30,388		*
Mary Beth West	27,947		27,947		*
Named Executive Officers(12)(18)
Kenneth H. Hannah	0		0		*
Michael W. Kramer	33,005		0		*
Daniel E. Walker	0		0		*
Janet L. Dhillon	177,683		154,729		*
Michael P. Dastugue(19)	232,175		210,899		*
Michael R. Francis(20)	99,663		99,663		*
All present directors and executive officers as a group(18)(21)	61,311,300		12,442,874		26.98%

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 5, 2013.

(2)	Based on information set forth in Amendment No. 6 to Schedule 13D filed jointly with the SEC on January 3, 2013 by Pershing Square Capital Management L.P., PS Management GP, LLC, Pershing Square GP, LLC and William A. Ackman (together, Pershing Square) reporting the beneficial ownership of sole power to vote or direct the vote and to dispose or direct the disposition of 39,075,771 shares of jcpenney common stock and information set forth in the Form 4 filed with the SEC on January 3, 2013 by Pershing Square. The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2013 by Dodge & Cox reporting sole power to vote or direct the vote of 19,021,300 shares of jcpenney common stock and sole power to dispose or direct the disposition of 20,225,200 shares of jcpenney common stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 8, 2013 by State Street Corporation reporting shared power to vote or direct the vote and to dispose or direct the disposition of 14,446,989 shares of jcpenney common stock, which includes 11,699,816 shares of jcpenney common stock held in trust under the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (Savings Plan) (see footnotes 10 and 11 below). The address of State Street Corporation and State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. As noted in footnote 6, State Street Bank and Trust Company serves as trustee for the Savings Plan trust; State Street Bank and Trust Company also serves as a lending bank under the credit facility to which the Company and its wholly owned subsidiary, J. C. Penney Corporation, Inc., are parties.

(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC reporting sole power to vote or to director the vote of 47,482 shares of jcpenney common stock and sole power to dispose or to direct the disposition of 15,836,746 shares of jcpenney common stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)

Based on information set forth in a Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc. reporting sole power to vote or direct the vote and to dispose or direct the disposition of 14,568,513 shares of jcpenney common stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(7)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP reporting shares power to vote or direct the vote of 12,673,878 shares of jcpenney common stock and shares power to dispose or direct the disposition of 13,954,793 shares of jcpenney common stock. The address of Wellington Management Company is 280 Congress Street, Boston, Massachusetts 02210.

(8)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by Hotchkis and Wiley Capital Management, LLC reporting sole power to vote or direct the vote of 9,560,742 shares of jcpenney common stock and shared power to dispose or direct the disposition of 13,877,917 shares of jcpenney common stock. The address of Hotchkis and Wiley Capital Management is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(9)	Based on information set forth in Amendment No. 7 to Schedule 13D filed jointly with the SEC on March 5, 2013 by Vornado Realty Trust, Vornado Realty L.P., VNO Fashion LLC and VSPS I L.L.C. (together, Vornado) reporting shared power to vote or direct the vote and to dispose or direct the disposition of 13,400,000 shares of jcpenney common stock. Vornado’s beneficial ownership includes 8,584,010 shares of jcpenney common stock and rights from a third party to purchase 4,815,990 shares of jcpenney common stock at a per share forward price. For purposes of calculating the beneficial ownership percentage, the third-party purchase rights are not included in the total number of shares outstanding. The address of Vornado is 888 Seventh Avenue, New York, New York 10019.

(10)	Based on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2013 by Evercore Trust Company, N.A. reporting shared power to vote or direct the vote and to dispose or direct the disposition of 11,699,816 shares of jcpenney common stock, representing shares held in trust under the Savings Plan (see footnotes 4 above and 11 below). Evercore Trust Company, N.A. serves as the named fiduciary and investment manager for the jcpenney common stock fund under the Savings Plan. The address of Evercore Trust Company, N.A. is 55 East 52nd Street, 36th Floor, New York, New York 10055.

(11)	Shares are reflected as of March 5, 2013; the trust maintained under the Savings Plan holds these shares. The address for the Savings Plan is 6501 Legacy Drive, Plano, Texas 75024. The trustee for the Savings Plan trust is State Street Bank and Trust Company, a wholly owned subsidiary of State Street Corporation (see footnote 4 above), and Evercore Trust Company, N.A. serves as the named fiduciary and investment manager for the jcpenney common stock fund under the Savings Plan (see footnote 10 above).

(12)	Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable or become exercisable within 60 days of March 5, 2013. Does not include restricted stock units that will not vest within 60 days of March 5, 2013.

(13)	By virtue of William A. Ackman’s position as Chief Executive Officer of Pershing Square Capital and managing member of each of PS Management GP, LLC and Pershing Square GP, LLC, Mr. Ackman may be deemed to be the beneficial owner of the shares owned by Pershing Square. Mr. Ackman disclaims any beneficial ownership of any of the securities owned by Pershing Square, except to the extent of any pecuniary interest therein.

(14)	Includes 337 shares of jcpenney common stock with respect to which Mr. Foster shares voting and investment power.

(15)	Stock ownership for Mr. Johnson reflects his ownership of a warrant that he purchased prior to his employment with the Company. The warrant entitles him to acquire 7,256,894 shares of jcpenney common stock and is exercisable after June 13, 2017; however, the warrant is immediately exercisable and transferable upon the termination of Mr. Johnson’s employment with the Company for any reason or immediately prior to the effective date of a change of control of the Company.

(16)	By virtue of his position as a trustee and the Chairman of the Board of Trustees of Vornado Realty Trust (Vornado), Mr. Roth may be deemed to be the beneficial owner of the shares owned by Vornado. Mr. Roth disclaims any beneficial ownership of any of the securities owned by Vornado.

(17)	Includes 1,742 shares of jcpenney common stock that Mr. Turner holds under the Company’s Dividend Reinvestment Plan with respect to which he shares voting and investment power.

(18)	In addition to Mr. Johnson, who also served as a director during fiscal year 2012.

(19)	Stock ownership for Mr. Dastugue reflects direct holdings as of April 13, 2012, the last day on which he served as an executive officer of the Company, along with restricted stock units and options exercisable within 60 days of such date.

(20)	Stock ownership for Mr. Francis reflects direct holdings as of June 18, 2012, the last day on which he served as an executive officer of the Company, along with restricted stock units and options exercisable within 60 days of such date.

(21)	Excludes shares of Messrs. Dastugue and Francis, who no longer serve as executive officers of the Company.

PROPOSAL 1 —

ELECTION OF DIRECTORS

The terms of each of the Company’s current directors will expire at the 2013 Annual Meeting. Each of the current directors has been nominated by the Board of Directors to serve as a continuing director for a new one-year term expiring at the 2014 Annual Meeting. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We are not aware of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, or is otherwise unavailable for election, the persons designated as proxies will vote for any substitute nominee recommended by the Board.

In determining whether to nominate each of the current directors for another term, the Board considered the factors discussed above in “Board Diversity, Director Qualifications and Process for Nominations” and concluded that each of the current directors standing for re-election possesses unique talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its long-term goals and objectives. As described below in the experience and qualifications of each of our director nominees, each nominee has achieved an extremely high level of success in his or her career. The Company does not have a mandatory retirement age for directors. There is no family relationship between any director or executive officer of the Company.

The Board recommends a vote FOR each of the nominees for director.

Nominees for Director

William A. Ackman, 46 - Director of the Company since February 2011.

Business Experience:  Founder, Chief Executive Officer and Managing Member of the General Partner, since 2003, of Pershing Square Capital Management, L.P. (a registered investment adviser); Chairman of the Board of The Howard Hughes Corporation, a real estate development company since November 2010; Former Director of General Growth Properties, Inc., a real estate investment trust, from June 2009 to March 2010. Member of the Board of Dean’s Advisors of Harvard Business School, the Board of Advisors of the Center for Jewish History and a Trustee of the Pershing Square Foundation.

Mr. Ackman’s investment, real estate and general business expertise provide him with knowledge in financial investment and strategy that is valuable to the Board and particularly the Finance and Planning Committee. In addition, Mr. Ackman’s prior service on the boards of several public companies gives him valuable insight regarding issues of corporate governance and the general operations of public companies.

Colleen C. Barrett, 68 - Director of the Company since 2004.

Business Experience:  President Emeritus since 2008, President and Director from 2001 to 2008, Chief Operating Officer from 2001 to 2004 and Corporate Secretary from 1978 to 2008 of Southwest Airlines Co. (airline), with which she served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990. Member of the Board of Trustees of Becker College.

Ms. Barrett has extensive experience in the airline industry, in particular with Southwest Airlines, a company known for providing top customer service. In addition to customer relations, human resources and operations management experience, she has significant leadership, executive and board experience, including insights and perspectives on corporate governance, having served as a Director and in the positions of President, Chief Operating Officer and Corporate Secretary of a publicly-traded company.

Thomas J. Engibous, 60 - Chairman of the Board since January 2012, Director of the Company since 1999.

Business Experience:  Retired Chairman of the Board, Director from 1996 to 2008 and President and Chief Executive Officer from 1996 to 2004, of Texas Instruments Incorporated (electronics), with which he served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of Taiwan Semiconductor Manufacturing Company Limited; Chairman Emeritus of the Board of Catalyst; Member of The Business Council; Member of the National Academy of Engineering; Honorary Trustee of the Southwestern Medical Foundation.

Mr. Engibous has extensive executive, financial and board experience in the technology industry, including service as Chairman and CEO of a leading publicly-traded technology company. He brings financial expertise to the jcpenney Board, as well as skills and talents from the technology industry to help jcpenney enhance its strategies to connect with and serve customers, capitalize on opportunities in digital retailing and use technology to advance operational efficiency.

Kent B. Foster, 69 - Director of the Company since 1998.

Business Experience:  Retired Chairman of the Board, Director from 2000 to 2007, and Chief Executive Officer from 2000 to 2005, of Ingram Micro Inc. (wholesale distributor of technology); President of GTE Corporation (telecommunications) from 1995 to 1999; Director of GTE Corporation from 1989 to 1999, serving as Vice Chairman of the Board of Directors from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company from 1996 to 2008; Director of New York Life Insurance Company.

Mr. Foster has extensive executive and board experience in the communications and technology industries. That experience has given him skills and talents that help jcpenney enhance its customer-reach strategies, capitalize on opportunities in digital retailing and use technology to improve its operational efficiency. He also brings to the Board financial expertise resulting from his extensive executive experience and his prior service on the audit committee of the board of another company.

Ronald B. Johnson, 54 - Director of the Company since 2011.

Business Experience:  Chief Executive Officer of the Company since November 2011; Senior Vice President, Retail for Apple, Inc. (technology) from 2000 to 2011; Senior Vice President of Merchandising of Target Corporation, where he served in positions of increasing importance from 1985 to 2000; Member of the Board of Directors for Stanford Hospital and Clinics and Board of Trustees of Stanford University.

Mr. Johnson has extensive experience in the retail industry, including executive experience with major U. S. retailers. He also brings insights and perspectives from positions he has held in the technology industry including his leadership in the development of Apple’s retail strategy. He brings retail experience, skills and perspective to help jcpenney connect and communicate with its customers and capitalize on opportunities in retailing.

Geraldine B. Laybourne, 65 - Director of the Company since 2009.

Business Experience:  Co-Founder (1998) and Chairman and Chief Executive Officer until 2007 of Oxygen Media (cable television network); President of Disney/ABC Cable Networks (cable television network) from 1996 to 1998; President of Nickelodeon (cable television network) from 1989 to 1996, with which she served in positions of increasing importance from 1980 to 1996; Director of Insight Communications Company, Inc. from 2004 to 2010; Director of Move, Inc. from 2006 to 2010; Chairman of the Board of Directors of Alloy, Inc.; Director of Electronic Arts Inc. and Symantec Corporation; Member of Board of Trustees of Vassar College.

Ms. Laybourne has extensive executive and board experience in the cable television industry, including the founding and leadership of Oxygen Media, a pioneering network that produces content aimed at younger women. She brings extensive multimedia marketing experience, skills and perspectives to help jcpenney connect and communicate with its customers and capitalize on opportunities in digital retailing and has a deep understanding of our female customers and their families. She also has served on the boards of several publicly-traded companies.

Leonard H. Roberts, 64 - Director of the Company since 2002.

Business Experience:  Retired Chairman and Chief Executive Officer of RadioShack Corporation (consumer electronics), with which he served as Executive Chairman of the Board from 2005 to 2006, Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1993 to 2000, and a Director from 1997 to 2006; Chairman and Chief Executive Officer of Shoney’s, Inc. (restaurants) from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. (restaurants) from 1985 to 1990; Director of TXU Corporation from 2005 to 2007; Director of Rent-A-Center, Inc.; Member of Executive Board of Students in Free Enterprise; Director of Tarrant County Safe City Commission; Former Chairman of the Board of Directors of Texas Health Resources.

Mr. Roberts has extensive executive and board experience in the retail industry, including service as the Chairman and as the CEO of a publicly-traded consumer electronics retailer and CEO positions with two restaurant operators. With this background, he has insights and perspectives on delivering merchandise and services to consumers, which he brings to the jcpenney Board. As a result of his extensive executive experience, he also brings financial expertise to the Board. He also currently serves on the board of another publicly-traded company.

Steven Roth, 71 - Director of the Company since February 2011.

Business Experience:  Chairman of the Board of Vornado Realty Trust (a real estate investment trust) since 1989 with which he has served as Chief Executive Officer from 1989 to 2009 and Chairman of the Executive Committee of the Board of Directors since 1980; Managing General Partner of Interstate Properties (a real estate company) since 1968; Chief Executive Officer of Alexander’s, Inc. (a real estate investment trust), since 1995 and Chairman of the Board of Alexander’s since 2004.

Mr. Roth’s expertise in real estate investment provides the Board and Finance and Planning Committee with additional knowledge of financial investment and strategy. In addition, his managerial experience and service as Chairman of the Board of Vornado has given him insight that is valuable in his service on the jcpenney Board.

Javier G. Teruel, 62 - Director of the Company since 2008.

Business Experience:  Partner of Spectron Desarrollo, SC (an investment management and consulting firm); Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; Director of The Pepsi Bottling Group, Inc. from 2007 to 2010; Director of Starbucks Corporation; Director of Nielsen Company B.V.

Mr. Teruel has extensive executive experience in the consumer products industry. He brings to the jcpenney Board considerable product development, merchandising and marketing skills and perspectives. His broad international experience also provides unique insights relevant to the Company’s product sourcing initiatives. Mr. Teruel brings the benefits of service on the boards of other publicly-traded companies to the jcpenney Board, including financial expertise resulting from his service as the chair of the audit committee of one of the boards.

R. Gerald Turner, 67 - Director of the Company since 1995.

Business Experience:  President of Southern Methodist University (education) since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Co-Chairman, Knight Commission on Intercollegiate Athletics since 2005; Director of Kronos Worldwide, Inc., American Beacon Funds and the National Association of Independent Colleges and Universities; Director of Methodist Hospital Foundation and the Salvation Army of Dallas.

Mr. Turner’s extensive career in academia provides the Company with valuable insights and perspectives on communicating with younger customers and Associates. He also brings experience and skills in human resources and management. Mr. Turner’s current experience as president of a leading university provides him with perspective into the challenges of managing complex, multi-faceted organizations. In addition, his service on the boards of other publicly-traded companies, including committee service, has given him insights and perspectives on governance and human resources and compensation which benefit the jcpenney Board.

Mary Beth West, 50 - Director of the Company since 2005.

Business Experience:  Executive Vice President and Chief Category and Marketing Officer of Mondelez International, Inc. (branded foods and beverages) since 2012; served in positions of increasing importance at Kraft Foods, Inc. from 1986-2012, including Executive Vice President and Chief Marketing Officer from 2007 to 2010; Group Vice President and President, Kraft Foods North American Beverage Sector from 2006 to 2007; Group Vice President and President, Kraft Foods North America Grocery Segment from 2004 to 2006; Senior Vice President and General Manager, Meals Division from 2001 to 2004; and Vice President, New Meals Division from 1999 to 2001; Member of the Executive Leadership Council and Foundation.

Ms. West has extensive executive experience in the branded foods and beverages industry, serving currently as the Executive Vice President and Chief Category and Marketing Officer of a publicly-traded food products company. Her experience with the product development, merchandising and marketing functions that support some of the best-known American brands enable her to help jcpenney enhance its strategies in these areas and build an emotional connection with customers. Ms. West also brings to the Board financial expertise resulting from her executive experience at Kraft and Mondelez.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation philosophy of jcpenney springs from the core principle on which the Company was founded: treat everyone fair and square. This was enshrined in the Company 110 years ago by founder James Cash Penney, who believed others should be treated the way he himself hoped to be treated. This principle endures today as the cornerstone of the Company’s strategy to transform jcpenney into America’s favorite store.

Executive Summary

Fiscal 2012 was the first year of the Company’s multi-year transformation strategy to become America’s favorite store. The Company underwent tremendous change as we began shifting our business model from a promotional department store to a specialty department store. Fiscal 2012 was tougher than expected and the Company’s sales and operating profit declined significantly. We experienced a change in our named executive officers as we continued to focus on attracting high-caliber talent to lead the Company during this transformation.

Our executive compensation program is designed to support our transformational strategies, promote long-term growth, link pay with performance, and align the pay of our named executive officers with the interests of our stockholders. In fiscal 2012, cash incentive awards for the named executive officers under our Management Incentive Compensation Program were based exclusively on the Company’s operating profit to incentivize team members to achieve cost savings and increase profitability. None of our named executive officers received an annual cash incentive award for fiscal 2012 due to the Company’s financial results versus its goals. Our CEO received 44% of his target cash compensation (base salary only) and our other current named executive officers received, collectively, 55% of their aggregate target cash compensation (base salary only).

Fewer equity awards were also granted to our named executive officers in fiscal 2012, which contributed to a significant decline in the total compensation amounts shown in the Summary Compensation Table compared to fiscal 2011. In the fourth quarter of fiscal 2011, we granted a make-whole equity grant to Mr. Johnson and equity inducement grants to Messrs. Kramer and Walker when they joined the Company. None of Messrs. Johnson, Kramer and Walker received equity awards in fiscal 2012. Ms. Dhillon was granted time-based restricted stock units (RSUs) as part of the annual equity grants in March 2012 and Mr. Hannah was granted time-based RSUs in connection with the commencement of his employment.

Prior to the commencement of his employment with the Company, Mr. Johnson requested and made a personal investment of $50 million in jcpenney as a demonstration of his confidence in the Company’s long-term potential. He purchased a 7 1/2 year warrant that entitles him to acquire 7,256,894 shares of jcpenney common stock. The warrant has an exercise price of $29.92 per share, subject to customary adjustments, and is generally exercisable after June 13, 2017.

In May 2012, we announced that Ken Hannah had joined our leadership team as Executive Vice President and Chief Financial Officer following the departure of Michael Dastugue. In June 2012, we announced the departure of our former President, Michael Francis. Each of Messrs. Dastugue and Francis were party to an Executive Termination Pay Agreement and received severance payments in accordance with his existing agreement.

How Do We Set Executive Compensation?

Role of Management and the Human Resources and Compensation Committee.  The Human Resources and Compensation Committee (the Committee) of the Board of Directors (the Board) is responsible for establishing and implementing our executive compensation program. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee determines compensation for each executive officer other than the CEO. The CEO’s compensation is determined by all of the independent directors of the Board.

As part of the Committee’s deliberations, the CEO makes compensation recommendations for the executive officers other than himself. The Committee considers these recommendations in making its determinations.

The Committee engages an independent consultant (James F. Reda & Associates, LLC, a division of Gallagher Benefit Services) to assist in its deliberations and decision-making. The Committee’s consultant provides market research and analyses as background against which executive compensation programs can be evaluated, including a review of competitive market trends and design practices and a review of the Company’s peer group. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant. The independent consultant reports directly to the Committee and neither he nor his firm work for the Company’s management in any capacity.

Management makes recommendations to the Committee regarding the design and implementation of our executive compensation programs. Management works with its outside executive compensation consultant in making recommendations that are consistent with the Company’s philosophy and objectives. Management’s current compensation consultant is Frederic W. Cook & Co., Inc. and management also consulted with Mercer LLC during fiscal 2012. Neither Frederic W. Cook nor Mercer do work for the Committee or the Board in any capacity.

Transformation Compensation Strategy.  Our compensation strategy is to develop competitive pay packages that attract and incentivize high-caliber talent to lead our Company during our multi-year transformation. Our annual cash incentive program has always linked pay to performance. In fiscal 2012, we removed the discretionary performance component and focused exclusively on the Company’s operating performance. Our cash incentive plan was also leveraged to provide that strong Company operating performance would result in pay above target compensation and poor Company operating performance would result in pay below target compensation. Due to the Company’s results in fiscal 2012, none of our named executive officers received an award under this program. We believe that long-term equity awards align our named executive officers’ compensation with the interests of our stockholders and have made sizable equity grants to our named executive officers. The named executive officers who were granted equity awards in the fourth quarter of fiscal 2011 in connection with the commencement of their employment were not granted equity awards in fiscal 2012.

The Role of Peer Companies and Benchmarking.  We compete against a broad array of companies for executive talent. Our organizational structure and the roles and responsibilities of our executive officers are evolving as we shift our business model from a promotional department store to a specialty department store. As a result, we are creating positions that may not align with positions at other companies. We do not set compensation components according to specific benchmarks, especially since there may not be directly comparable positions.

The Committee may consider the compensation practices of other companies as a reference point for comparative purposes and utilizes a peer group for this purpose. In developing our peer group for 2012, we considered retail companies with revenue and market capitalization between 0.33x-3.0x of the Company’s and employee count between 0.5x-2.0x of the Company’s. We also considered companies with high brand value recognition with which the Company competes for talent. Based on fiscal 2011 data, the peer group median was 1.28x of the Company’s revenue, 3.04x of the Company’s market capitalization and 1.18x of the Company’s employee count.

For 2012, the following companies constituted the peer group for comparison purposes, which consisted of 13 retail companies and 7 high brand value companies:

• Bed Bath & Beyond, Inc.	• Lowe’s Companies, Inc.	• Sears Holdings Corp.
• Best Buy Co., Inc.	• Macy’s, Inc.	• Staples, Inc.
• Gap, Inc.	• Marriott International, Inc.	• Target Corp.
• General Mills, Inc.	• Nike, Inc.	• TJX Companies, Inc. (The)
• Kimberly-Clark Corp.	• Nordstrom, Inc.	• The Walt Disney Company, Inc.
• Kohl’s Corp.	• PepsiCo, Inc.	• YUM! Brands, Inc.
• Limited Brands, Inc.	• Ross Stores, Inc.

As part of the annual review process, the Committee reviews the companies constituting the peer group. For 2013, the Committee re-evaluated the composition of the peer group in light of the transformation and considered certain specialty retailers and companies with customer brand recognition and strong market performance. As a result of this analysis, the Committee determined that Best Buy Co., Inc., PepsiCo, Inc., The Walt Disney Company, Inc. and Nordstrom, Inc. should be removed from the peer group and Williams-Sonoma, Inc., Starbucks Corporation and V.F. Corp. should be added to the peer group.

2012 Say-on-Pay Vote.  The Company’s stockholders approved its executive compensation program at the 2012 annual meeting (approximately 57% of votes cast) during the second quarter of fiscal 2012. Consistent with historical practices, the Committee determined the fiscal 2012 compensation for our executive officers during the first quarter of 2012 so it was not possible for the Committee to take into account the results of the 2012 say-on-pay vote in setting the fiscal 2012 compensation components. The rationale for decision-making in the first quarter is to align the decisions with both performance during the previous year and goals being set for the upcoming year as part of the budgeting and planning process. None of our named executive officers received an annual cash incentive award for fiscal 2012 due to the Company’s financial results versus its goals.

Stockholder Outreach.  We view a continuing, constructive dialogue with our stockholders on matters such as executive compensation and corporate governance as important. We reached out to a number of our stockholders in connection with our 2012 annual meeting to gain further insight and understanding into their views, including on our executive compensation program. The results of management’s outreach were varied, as the reasons for votes differed or investors were unwilling or unable to discuss the specific reasons for their votes. The feedback from stockholder discussions was communicated to the Committee for its consideration, as it evaluates and makes changes to programs to ensure the Company has the appropriate compensation programs in place to effectively link pay-for-performance, to create stockholder value over the long term, and to be consistent with good governance practices.

Internal Pay Relationships.  Our compensation philosophy reflects the importance of offering a competitive target compensation package to each of the named executive officers during our transformation. In general, the differences in pay between the named executive officers relative to each other as well as the CEO are based on differences for the particular job, job responsibilities and scope, rather than a pre-determined ratio or multiple.

Tax Deductibility.  Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our stock option awards generally are performance-based compensation meeting those requirements and, as such, are typically fully deductible. Performance-based cash incentive compensation awards under our Management Incentive Compensation Program may also be tax deductible. Our annual base salary and time-based restricted stock units are generally subject to the Section 162(m) deduction limitations. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Committee has not adopted a policy requiring that all compensation be tax deductible.

Claw-Back Policy.  One of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or the gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash bonus and stock incentive plans, welfare plans, or deferred compensation plans, it is the Board’s policy that the Committee shall have the authority to determine the appropriate action to take, which may include requiring relinquishment (claw-back) of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs.

Relationship of Executive Compensation to Risk.  In connection with fulfilling its responsibilities, the Committee considers whether the design of the Company’s executive compensation program encourages senior executives to engage in excessive risk-taking. The Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as incentive caps, vesting requirements, stock ownership guidelines, insider trading policy, and a claw-back policy as described above. Based on its review, the Committee believes that the Company’s executive compensation program is aligned to the interests of stockholders, appropriately rewards pay for performance, and does not promote unnecessary and excessive risk.

What Are The Principal Elements of Our Compensation Program?

There are three principal components of our executive compensation program:

•	Base Salary
•	Annual cash incentive awards; and
•	Long-term incentive awards, currently delivered in the form of equity awards

Our compensation program is designed to attract and retain high-caliber talent as we seek to transform the way America shops. We believe that the combination of annual cash incentive awards and long-term incentive awards strikes the appropriate balance between the near-term focus on Company performance and the long-term focus on stockholder value creation.

Base Salary.  We pay base salaries that are reflective of our focus on attracting top talent to lead our transformation. We review base salaries annually. Once base salary has been set for the year, it does not change based on Company performance. Merit increases are intended to reward individual performance and are also intended to ensure that the individual’s base salary remains competitive for the position and level of responsibility. The Summary Compensation Table presents the named executive officers’ actual salaries for 2012.

Annual Cash Incentive Awards.  Annual cash incentive compensation is determined and paid pursuant to our Management Incentive Compensation Program. This program provides named executive officers as well as other management team members the opportunity to earn cash awards based on the achievement of specified Company goals. In 2012, the awards for the named executive officers were based on the Company’s operating profit for the fiscal year in relation to a pre-established target. The Company determined that operating profit was the key factor during the first year of our transformation since it focuses team members on achieving both cost savings and earnings and eliminated the discretionary performance component for named executive officers in fiscal 2012.

The program structure provides each participant with a “target incentive opportunity” that is a percentage of the individual’s base pay. For 2012, the target incentive opportunities for the named executive officers were: Mr. Johnson, 125%; Mr. Kramer, 90%; Mr. Hannah, 80% and Ms. Dhillon and Mr. Walker, 75%. For the named executive officers other than the CEO, the target incentive opportunity is set by the Committee. The target incentive opportunity for the CEO is set by all of the independent directors of the Board.

For 2012, the Company’s performance was:

Measure	Plan (in millions)	Actual (in millions)
Operating Profit	$1,099	$(1,016)

The Company’s performance for purposes of the annual cash incentive plan was a loss of $1,016 million, which represents the Company’s operating loss excluding qualified pension expense, restructuring and management charges and real estate and other. Based on the Company’s performance during the first year of our transformation, none of the named executive officers received an annual cash incentive award during fiscal 2012. The range of potential payouts for each of the named executive officers for 2012 is presented in the Grants of Plan-Based Awards table.

Long-Term Incentive Awards.  Long-term incentive awards are generally made under our Long-Term Incentive Plan. Prior to stockholder approval of our 2012 Long-Term Incentive Plan at our 2012 Annual Meeting, awards were granted under our 2009 Long-Term Incentive Plan during fiscal 2012. Each of these plans provides equity-based awards to eligible team members, including the named executive officers, other Company officers, and senior management team members. Generally, whether a team member is granted an award and the size of the award granted are functions of the particular team member’s position, performance, and potential.

Messrs. Johnson, Kramer and Walker did not receive an annual grant in fiscal 2012 since they received equity inducement grants when they joined the Company in the fourth quarter of fiscal 2011. Mr. Johnson’s time-based RSUs vested in fiscal 2011 since they replaced a portion of the value of equity awards granted by his former employer that had not vested by the time Mr. Johnson left that company. As disclosed in last year’s Compensation Discussion and Analysis, the value of the award granted to Mr. Johnson to replace forgone restricted shares of his former employer was lower than the value of the forgone shares. The time-based RSUs granted to Messrs. Kramer and Walker have a six-year term and vest over a three-year period beginning in 2015. Ms. Dhillon received a grant of time-based RSUs that vest on the third anniversary of the grant date in March 2015. Mr. Hannah was not employed by the Company at the time of the 2012 annual grant. In connection with the commencement of his employment, Mr. Hannah received a grant of time-based RSUs that vest on the third anniversary of the grant date in August 2015.

Time-based Restricted Stock Units.  Time-based restricted stock units are granted to retain key talent while still retaining a direct link to stock price. Each restricted stock unit represents the right to receive one share of our common stock on the vesting date. The units granted in fiscal 2012 typically vest on the third anniversary of the grant date provided that the participant remains continuously employed with the Company during that time. Since the units have value in all market conditions, they provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of our common stock on the vesting date so they also align the interests of the participant with stockholders.

For equity awards outstanding for each of the named executive officers as of the end of fiscal 2012, see the Outstanding Equity Awards at Fiscal Year-End table. Actual awards vesting, earned or exercised during the fiscal year are presented in the Option Exercises and Stock Vested table.

Equity Award Grant Policy.  The Committee has adopted a Policy Statement which sets forth its practices regarding the timing of, and approval process for, equity awards. In certain cases, the Committee may waive such policy.

Grant	Grant Date
Annual Grant	Third full trading date after Committee approval.

Off-cycle grants other than to new hires	Third full trading date following the public release of earnings for the fiscal quarter in which the award is approved.

Off-cycle grants for new hires	Third full trading date following the public release of earnings for the later of the fiscal quarter in which (1) the award is approved or (2) the team member’s employment with the Company begins.

The Committee also adheres to the following approval policies in making equity awards to team members:

•	Equity awards to the CEO must be approved by the independent directors of the Board.
•	Equity awards to executive officers other than the CEO, including new hires, must be approved by the Committee.
•	The aggregate annual grant of equity awards to team members must be approved by the Committee.
•	The authority to approve equity awards to new hires who are not executive officers has been delegated by the Committee to the CEO.
•	The authority to approve off-cycle equity awards to team members who are not executive officers has been delegated by the Committee to the CEO.

Stock Ownership Goals.  jcpenney strives to align pay with the long-term interests of stockholders. The Board of Directors has adopted formal stock ownership goals for senior executives of the Company. The stock ownership goals specify that, within a five-year period, executives should hold an amount of Company stock having a value of:

•	CEO: ten times base salary;
•	President, COO, Chief Talent Officer, General Counsel, CFO: five times base salary;
•	Executive Vice President: three times base salary;
•	Senior Vice President: one times base salary.

In addition to directly owned stock, shares held in Company qualified and non-qualified savings plans and unvested time-based restricted stock units are included in calculating ownership levels. Unexercised stock options do not count toward the ownership goals. All of the named executive officers either have met, or are on track to meet, these goals.

Under the Company’s Statement of Business Ethics, team members, including the named executive officers, are prohibited from engaging in options trading or short sales of Company stock.

What Are Our Other Compensation Program Elements?

In addition to the three principal components of our compensation program, we also offer the following to our executive officers:

•	Retirement benefits;
•	Health and welfare benefits, including medical and dental benefits, paid time off, and group term life insurance benefits;
•	Termination arrangements; and
•	Perquisites.

Retirement Benefits.  We provide certain retirement benefits to our team members that are designed to help us attract and retain the best people. Our retirement benefits are intended to provide an industry competitive level of benefits.

The principal retirement benefits that we currently offer to our team members are our defined contribution 401(k) plan (Savings Plan) and, for team members earning more than the IRS compensation limit for qualified plans, our non-qualified defined contribution plan (Mirror Savings Plan). Both the Savings Plan and Mirror Savings Plan offer eligible team members the opportunity to defer a portion of their base salary and annual cash incentive compensation as a means of saving for retirement.

For team members hired or rehired on or after January 1, 2007, the Savings Plan includes a non-contributory retirement account in which such participants receive a Company contribution in an amount equal to 2% of the participant’s annual pay after one year of service. This benefit is provided in lieu of the pension plan benefit that was closed to team members hired or rehired on or after such date. The Mirror Savings Plan has a similar account with respect to compensation in excess of the IRS compensation limit for qualified plans. Participating team members are fully vested in this Company contribution after three years. Messrs. Johnson, Hannah, Kramer and Walker and Ms. Dhillon are eligible to participate in this retirement account provision of the Savings Plan and Mirror Savings Plan.

The Mirror Savings Plan is discussed in more detail in the narrative following the Nonqualified Deferred Compensation table.

Health and Welfare Benefits.  Our executive officers are entitled to participate in active team members’ health and welfare benefit plans, including paid time off, medical, dental, group term life insurance, long-term care insurance, and disability insurance, on the same terms and conditions as those made available to team members generally. The Company also provides a retiree life insurance benefit in which retirees can enroll in group term life insurance at group rates. We provide these benefits as part of a competitive package of health and welfare benefits in an effort to attract and retain the best people.

Termination Arrangements.  We do not have employment agreements with our executive officers; however, in order to attract and retain top talent, we recognize the need to provide protection to our executives in the event of termination of employment without cause or following a change in control of the Company. Accordingly, we have put in place separate arrangements consisting of individual Executive Termination Pay Agreements and a Change in Control Plan to address termination situations not precipitated by the conduct of the executive officer.

The Executive Termination Pay Agreement provides severance benefits to the executive in exchange for the executive’s agreement to comply with certain restrictive covenants. The benefits payable under the Executive Termination Pay Agreement are not available if the executive receives the benefits under the Change in Control Plan. Mr. Johnson has elected not to enter into an Executive Termination Pay Agreement.

The 2009 Change in Control Plan (2009 Change in Control Plan) is applicable to senior executive officers appointed after October 2008. The 2009 Change in Control Plan provides benefits if the executive’s employment is involuntarily terminated within two years following a change in control of the Company and that severance benefits will not exceed 2.99 times the sum of base salary and target bonus (the severance benefits limitation). A change in control is defined as (i) the acquisition by any person, entity or group of 20% or more of the Company’s outstanding common stock, (ii) the replacement of a majority of the Board of Directors, (iii) a reorganization, merger or consolidation, or the sale of all or substantially all of the Company’s assets, subject to certain exceptions, or (iv) a complete liquidation or dissolution of the Company. Ms. Dhillon participates in the 2009 Change in Control Plan.

In January 2011, the Board of Directors approved the 2011 Change in Control Plan (2011 Change in Control Plan), which is applicable to executives appointed after January 2011. The 2011 Change in Control Plan is similar to the 2009 Change in Control Plan in all respects except that a change in control is defined as (i) the acquisition by any person, entity or group of 30% or more of the Company’s outstanding common stock, (ii) the replacement of a majority of the Board of Directors, (iii) a reorganization, merger or consolidation, or the sale of all or substantially all of the Company’s assets, subject to certain exceptions, or (iv) a complete liquidation or dissolution of the Company. Messrs. Johnson, Kramer, Walker and Hannah participate in the 2011 Change in Control Plan.

The 2009 Change in Control Plan, the 2011 Change in Control Plan and the Executive Termination Pay Agreement are described in more detail in “Potential Payments and Benefits on Termination of Employment.”

Perquisites.  We provide certain benefits to enable our executives to devote their energy and attention to the Company.

For security purposes, the Board of Directors requires the CEO to participate in a Key Associate Protection Program (KAPP), which is intended to safeguard the CEO and members of his immediate family. The KAPP is a program approved by the Company’s Board of Directors as a result of recommendations contained in an independent, third-party security study.

Certain of our named executive officers do not maintain residences near the Company’s home office in Texas. These executives spend a significant portion of their time working from local offices maintained by the Company and traveling on Company business, including traveling to the Company’s home office in Texas. Consistent with the Company’s business practices, expenses incurred by employees, including executive officers, when traveling on Company business are considered business expenses of the Company.

In fiscal 2012, we provided the following benefits to our executives:

Home Security.  Under the KAPP, the CEO maintains a home security system in his primary residence and associated expenses are payable by the Company. For total compensation purposes, we value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as All Other Compensation to the CEO in the Summary Compensation Table below.

Company Aircraft.  The KAPP program recommends that the CEO use Company aircraft for business and personal travel.

Company aircraft may occasionally be used by other Company team members for personal travel. These amounts are reflected as All Other Compensation to the named executive officer in the Summary Compensation Table below. The Company does not provide a tax gross-up to its employees, including the CEO, on income imputed for personal use of Company aircraft.

For total compensation purposes, we calculate the aggregate incremental cost to the Company of personal use of the Company aircraft by determining the incremental nautical miles flown, including any “deadhead” legs, and multiplying that number by the cost to the Company per nautical mile. A nautical mile is a unit of length used for maritime and aviation purposes. The cost per nautical mile is based on published industry data.

The cost per nautical mile excludes fixed costs which do not change based on usage, such as pilots’ or other employees’ salaries, purchase costs of the aircraft, or non-trip-related hangar expenses. It is derived from the aircraft’s variable operating costs, which include:

•	Aircraft fuel expenses;
•	Supplies and catering;
•	Crew travel expenses;
•	Landing and parking expenses; and
•	Aircraft maintenance and external labor.

Annual Health Exam and Financial Counseling.  In 2012, the named executive officers were eligible to receive the following perquisites:

•

A taxable allowance of up to $14,500 for a newly eligible participant or up to $10,000 for an existing participant, for financial counseling services, which may include tax preparation and estate planning services (the Company may also reimburse travel and other related out of pocket expenses relating to such services); and

•	An allowance of up to $3,000 for an annual health exam.

The Company does not provide a tax gross-up on either of these benefits. We value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as All Other Compensation in the Summary Compensation Table below. Effective in fiscal 2013, the financial counseling benefit has been discontinued.

Relocation.  The Company provides standard relocation benefits to all employees. During 2012, the Company agreed to provide certain additional benefits to Messrs. Hannah and Kramer in connection with the commencement of their employment. These amounts are reflected as All Other Compensation to the executive in the Summary Compensation Table below.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee of the Board of Directors assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, reviews plans and proposals on management succession and major organizational or structural changes, and oversees the administration, financial and investment performance and operation of the Company’s retirement and welfare plans. Each member of the Committee is considered independent for purposes of applicable NYSE listing standards as well as the Standards for Determination of Director Independence. You can learn more about the Committee’s purpose, responsibilities, composition, and other details by reading the Human Resources and Compensation Committee’s charter, which is available online at www.jcp.com.

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the same with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2012 and the Company’s 2013 Proxy Statement. This report is submitted by the following independent directors, who comprise the Human Resources and Compensation Committee:

Kent B. Foster, Chair	Geraldine B. Laybourne
William A. Ackman	R. Gerald Turner
Colleen C. Barrett

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Ronald B. Johnson	2012	1,500,000		0	0	0	0		388,587	(4)	1,888,587
Chief Executive Officer	2011	375,000		52,656,928	0	236,302	0		13,275	(5)	53,281,505

Kenneth H. Hannah Executive Vice President and Chief Financial Officer*	2012	624,621	2,000,000	2,499,994	0	0	0		130,976	(6)	5,255,591

Michael W. Kramer	2012	1,000,000		0	0	0	0		38,601	(7)	1,038,601
Chief Operating Officer*	2011	159,091	4,000,000	29,140,009	0	71,507	0		0		33,370,607

Daniel E. Walker	2012	700,000		0	0	0	0		31,385	(8)	731,385
Chief Talent Officer	2011	145,833	8,000,000	12,000,009	0	55,377	0		0		20,201,219

Janet L. Dhillon	2012	675,000		1,999,997	0	0	0		39,531	(9)	2,714,528
Executive Vice President,	2011	545,000		2,299,962	500,004	309,375	0		53,273	(10)	3,707,614
General Counsel and Secretary	2010	522,500		474,992	474,998	318,627	0		50,548	(11)	1,841,665

Michael R. Francis	2012	455,000		0	0	0	0		4,251,544	(12)	4,706,544
Former President*	2011	395,000	12,000,000	32,130,000	0	197,260	0		0		44,722,260

Michael P. Dastugue	2012	119,792		624,997	624,997	0		(13)	1,790,817	(14)	3,160,603
Former Executive Vice	2011	575,000		2,424,993	625,005	161,719	493,499		23,451	(15)	4,303,667
President and Chief Financial Officer*	2010	401,458		300,012	300,001	300,474	129,676		31,884	(16)	1,463,505

*	Mr. Dastugue left the Company on April 13, 2012. Mr. Kramer served as interim Chief Financial Officer from April 13, 2012 until May 7, 2012, when Mr. Hannah became Chief Financial Officer. Mr. Francis left the Company on June 18, 2012.

(1)	See Note 13 to the Consolidated Financial Statements of J. C. Penney Company, Inc. and subsidiaries, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, for a discussion of the assumptions underlying the valuation of stock options. The value of stock awards is based on the market price of jcpenney common stock on the date of grant.

(2)	The amounts shown in this column reflect payments made under the Company’s Management Incentive Compensation Program.

(3)	The amounts shown in this column for 2012 reflect the aggregate change in the actuarial present value from January 31, 2012 to January 31, 2013 (the pension plan measurement date used for financial statement purposes) of the named executive officer’s accumulated benefit under all defined benefit plans in which he participates. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation.

(4)	The amount shown in this column for Mr. Johnson includes Company contributions or allocations to Mr. Johnson’s account in the Savings Plan and Mirror Savings Plan for fiscal 2012 of $3,525 and $7,725, respectively. In addition, the amounts shown include the value of the following perquisites received by Mr. Johnson: personal use of corporate aircraft, $344,213; home security systems, $29,889; and information technology services, $3,235. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”

(5)	The amount shown in this column for Mr. Johnson includes Company contributions or allocations to Mr. Johnson’s account in the Mirror Savings Plan for fiscal 2011 of $90. The amount shown also includes $13,185 for personal use of corporate aircraft.

(6)	The amount shown in this column for Mr. Hannah includes the value of the following perquisites received by Mr. Hannah: relocation benefits, $118,490 and financial counseling services, $12,486.

(7)	The amount shown in this column for Mr. Kramer includes Company contributions or allocations to Mr. Kramer’s account in the Savings Plan for fiscal 2012 of $1,687 and $31,888 in relocation benefits and $5,026 for personal use of corporate aircraft.

(8)	The amount shown in this column for Mr. Walker includes Company contributions or allocations to Mr. Walker’s account in the Savings Plan for fiscal 2012 of $1,770 and $29,615 for unused vacation required to be paid at fiscal year end pursuant to the Company’s vacation policy for employees resident in California.

(9)	The amount shown in this column for Ms. Dhillon includes Company contributions or allocations to Ms. Dhillon’s account in the Savings Plan and Mirror Savings Plan for fiscal 2012 of $7,875 and $21,656, respectively, and $10,000 in financial counseling services.

(10)	The amount shown in this column for Ms. Dhillon includes Company contributions or allocations to Ms. Dhillon’s account in the Savings Plan and Mirror Savings Plan for fiscal 2011 of $12,300 and $30,848, respectively. The amount shown also includes $10,125 for financial counseling services.

(11)	The amount shown in this column for Mr. Dhillon includes Company contributions or allocations to Ms. Dhillon’s account in the Savings Plan and Mirror Plan for fiscal 2010 of $11,075 and $24,540, respectively. The amount shown also includes $2,249 for annual health exam services, and $12,684 for financial counseling services.

(12)	The amount shown in this column for Mr. Francis reflects the following payments under the Termination Pay Agreement that he entered into in connection with the commencement of his employment with the Company: $3,600,000 severance payment representing 18 months of base salary plus incentive compensation at target, $455,738 partial year incentive compensation payment at target, $26,212 for medical, dental and life insurance, $25,000 for financial counseling services and $80,769 for accrued but unpaid vacation. The amounts shown also include the value of the following perquisites received by Mr. Francis: personal use of corporate aircraft, $49,325 and financial counseling services, $14,500.

(13)	The change in value for Mr. Dastugue in fiscal 2012 was $(923,787), which includes $62,906 for the Pension Plan, $(155,474) for the BRP and $(831,219) for the SRP. At the time of his departure, Mr. Dastugue was eligible for the SRP but his benefits had not vested.

(14)	The amount shown in this column for Mr. Dastugue includes Company contributions or allocations to Mr. Dastugue’s account in the Savings Plan and Mirror Savings Plan for fiscal 2012 of $6,063 and $719, respectively; $4,959 in financial counseling services and a payment of $78,895 made under the Benefit Restoration Plan. The amount also includes the following payments under the Termination Pay Agreement that he entered into in connection with becoming a member of the Executive Board of the Company: $1,509,375 severance payment representing 18 months of base salary plus incentive compensation at target, $86,250 partial year incentive compensation payment at target, $26,718 for medical, dental and life insurance, $25,000 for financial counseling services and $52,838 for accrued but unpaid vacation.

(15)	The amount shown in this column for Mr. Dastugue includes Company contributions or allocations to Mr. Dastugue’s account in the Savings Plan and Mirror Savings Plan for fiscal 2011 of $7,481 and $5,845, respectively. It also includes $10,125 for financial counseling services.

(16)	The amount shown in this column for Mr. Dastugue includes Company contributions or allocations to Mr. Dastugue’s account in the Savings Plan and Mirror Savings Plan for fiscal 2010 of $7,744 and $14,210, respectively. It also includes $9,930 for financial counseling services.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

	Grant Date(1)	Date of Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Options Awards ($)(5)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Ronald B. Johnson Chief Executive Officer	N/A		0	1,875,000	3,750,000

Kenneth H. Hannah	08/14/12	05/02/12							108,790			2,499,994
Executive Vice President and Chief Financial Officer	N/A		0	498,545	997,090

Michael W. Kramer Chief Operating Officer	N/A		0	900,000	1,800,000

Daniel E. Walker Chief Talent Officer	N/A		0	525,000	1,050,000

Janet L. Dhillon	03/13/12	03/08/12							53,149			1,999,997
Executive Vice President, General Counsel and Secretary	N/A		0	525,000	1,050,000

Michael R. Francis Former President	N/A		0	459,299	918,598

Michael P. Dastugue	03/13/12	03/08/12							16,609			624,997
Former Executive	03/13/12									53,510	37.63	624,997
Vice President and Chief Financial Officer	N/A		0	88,342	176,684

(1)	The Human Resources and Compensation Committee of the Board has adopted a policy that the grant date for annual grants of equity awards to team members shall be the third full trading date following approval of the grant by the Committee. Messrs. Johnson, Kramer, Walker and Francis did not receive a 2012 annual grant. Mr. Hannah was not a team member at the time of the 2012 annual grant and received a grant in connection with the commencement of his employment.

(2)	Grants of awards under the Company’s Management Incentive Compensation Program.

(3)	Grants of time-based restricted stock units made to Ms. Dhillon and Mr. Dastugue under the Company’s 2009 Long-Term Incentive Plan. Grant of time-based restricted stock units made to Mr. Hannah under the Company’s 2012 Long-Term Incentive Plan.

(4)	Grants of stock options under the Company’s 2009 Long-Term Incentive Plan.

(5)	The grant date value is calculated in accordance with applicable FASB guidance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ronald B. Johnson Chief Executive Officer
2011	0		0	N/A	N/A	0		0
2012	0		0	N/A	N/A	0		0

Kenneth H. Hannah Executive Vice President and Chief Financial Officer
2012	0		0	N/A	N/A	108,790	(2)	2,162,745

Michael W. Kramer Chief Operating Officer
2011	0		0	N/A	N/A	758,900	(3)	15,086,932
2011	0		0	N/A	N/A	80,499	(4)	1,600,320
2012	0		0	N/A	N/A	0		0

Daniel E. Walker Chief Talent Officer
2011	0		0	N/A	N/A	377,915	(5)	7,512,950
2012	0		0	N/A	N/A	0		0

Janet L. Dhillon Executive Vice President, General Counsel and Secretary
2009	63,796		0	16.09	3/15/2019	0		0
2010	35,029		17,515	30.72	3/15/2020	6,806	(6)	135,303
2011	14,620		29,240	36.58	3/14/2021	61,374	(7)	1,220,115
2012	0		0	N/A	N/A	53,447	(8)	1,062,526

Michael R. Francis Former President
2011	0		0	N/A	N/A	0		0
2012	0		0	N/A	N/A	0		0

Michael P. Dastugue Former Executive Vice President and Chief Financial Officer
2004	15,000	(9)	0	31.06	2/28/2014	0		0
2005	25,000	(9)	0	44.69	2/27/2015	0		0
2006	13,298	(9)	0	60.50	3/21/2016	0		0
2007	0		0	N/A	N/A	0		0
2008	0		0	N/A	N/A	0		0
2009	0		0	N/A	N/A	0		0
2010	0		0	N/A	N/A	0		0
2011	0		0	N/A	N/A	0		0
2012	0		0	N/A	N/A	0		0

(1)	Based on the closing market price of jcpenney common stock on February 1, 2013, which was $19.88.

(2)	Represents an award of 108,790 time-based restricted stock units granted to Mr. Hannah on August 14, 2012, which vest on August 14, 2015.

(3)	Represents an award of 750,000 time-based restricted stock units granted to Mr. Kramer on December 5, 2011, which vests one-third on December 5, 2015, December 5, 2016 and December 5, 2017. The number of units shown includes dividend equivalents paid on this award.

(4)	Represents a portion of an award of 119,332 time-based restricted stock units granted to Mr. Kramer on December 5, 2011, which vests one-third on December 5, 2012, December 5, 2013 and December 5, 2014. The number of units shown includes dividend equivalents paid on this award.

(5)	Represents an award of 373,483 time-based restricted stock units granted to Mr. Walker on November 16, 2011, which vests one-third on November 16, 2015, November 16, 2016 and November 16, 2017. The number of units shown includes dividend equivalents paid on this award.

(6)	Represents a portion of an award of 12,112 performance-based restricted stock units granted to Ms. Dhillon on March 16, 2010 and a portion of an award of 8,081 time-based restricted stock units granted to Ms. Dhillon on March 16, 2010, which each vests one-third on March 16, 2011, March 16, 2012 and March 16, 2013. The number of units shown includes dividend equivalents paid on this award.

(7)	Represents an award of 56,686 time-based restricted stock units granted to Ms. Dhillon on November 16, 2011, which vests on May 16, 2013 and a portion of an award of 7,018 time-based restricted stock units granted to Ms. Dhillon on March 15, 2011, which vests one-third on March 15, 2012, March 15, 2013 and March 15, 2014. The number of units shown includes dividend equivalents paid on this award.

(8)	Represents an award of 53,149 time-based restricted stock units granted to Ms. Dhillon on March 13, 2012, which vest on March 13, 2015. The number of units shown includes dividend equivalents paid on this award.

(9)	The exercise period under the applicable grant notice was not shortened as a result of Mr. Dastugue’s departure.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2012

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Ronald B. Johnson	0		0		0		0
Chief Executive Officer

Kenneth H. Hannah	0		0		0		0
Executive Vice President and Chief Financial Officer

Michael W. Kramer	0		0		40,249	(1)	705,565	(2)
Chief Operating Officer

Daniel E. Walker	0		0		0		0
Chief Talent Officer

Janet L. Dhillon Executive Vice President, General Counsel and Secretary	0		0		2,330	(3)	86,187	(4)
					4,060	(5)	147,134	(6)
					2,709	(7)	98,174	(6)
					15,674	(8)	412,069	(9)

Michael R. Francis	0		0		99,663	(10)	2,076,977	(11)
Former President

Michael P. Dastugue	41,866	(12)	501,136	(13)	2,912	(3)	107,715	(4)
Former Executive Vice President and Chief Financial Officer	25,000	(14)	341,750	(13)	2,564	(5)	92,919	(6)
					1,711	(7)	62,007	(6)
					2,579	(15)	66,899	(16)
					1,721	(17)	44,643	(16)
					5,860	(18)	152,008	(16)
					56,686	(18)	1,470,435	(16)
					16,702	(19)	433,250	(16)

(1)	Represents portion of 2011 time-based restricted stock award that vested on December 5, 2012.

(2)	Based on the closing market price of jcpenney common stock on December 5, 2012, which was $17.53.

(3)	Represents portion of 2011 time-based restricted stock award that vested on March 15, 2012.

(4)	Based on the closing market price of jcpenney common stock on March 15, 2012, which was $36.99.

(5)	Represents portion of 2010 performance-based restricted stock award that vested on March 16, 2012.

(6)	Based on the closing market price of jcpenney common stock on March 16, 2012, which was $36.24.

(7)	Represents portion of 2010 time-based restricted stock award that vested on March 16, 2012.

(8)	Represents 2009 time-based restricted stock award that vested on May 19, 2012.

(9)	Based on the closing market price of jcpenney common stock on May 18, 2012, which was $26.29.

(10)	Represents pro rata portion of 2011 time-based restricted stock award that vested on July 23, 2012.

(11)	Based on the closing market price of jcpenney common stock on July 23, 2012, which was $20.84.

(12)	Represents 2009 options that became exercisable on May 16, 2012.

(13)	Based on the closing market price of jcpenney common stock on May 16, 2012, which was $28.06.

(14)	Represents 2008 options that became exercisable on May 16, 2012.

(15)	Represents 2010 performance-based restricted stock unit award that vested on May 17, 2012.

(16)	Based on the closing market price of jcpenney common stock on May 17, 2012, which was $25.94.

(17)	Represents 2010 time-based restricted stock unit award that vested on May 17, 2012.

(18)	Represents 2011 time-based restricted stock unit award that vested on May 17, 2012.

(19)	Represents 2012 time-based restricted stock unit award that vested on May 17, 2012.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Ronald B. Johnson	N/A
Chief Executive Officer

Kenneth H. Hannah	N/A
Executive Vice President and Chief Financial Officer

Michael W. Kramer	N/A
Chief Operating Officer

Daniel E. Walker	N/A
Chief Talent Officer

Janet L. Dhillon	N/A
Executive Vice President, General Counsel and Secretary

Michael R. Francis	N/A
Former President

Michael P. Dastugue*	Pension Plan	19.833	322,235	0
Former Executive Vice President and Chief Financial Officer	Benefit Restoration Plan	19.833	297,050	78,895

*	Mr. Dastugue was the only named executive officer eligible for the Pension Plan or Benefit Restoration Plan.

(1)	The number of years of credited service shown in the table is used to calculate the present value of the accumulated benefit. The number of years for Mr. Dastugue reflects his departure date of April 13, 2012.

(2)	The lump sum present value of the accumulated benefit was computed based on the January 31, 2013 measurement date used in the Company’s financial statements for the fiscal year ended February 2, 2013. The assumptions used in calculating the accumulated benefit obligation are also derived from these financial statements and are incorporated herein by reference. All amounts included in the table are projected amounts based on the earliest date that the named executive officer could receive an unreduced benefit from the applicable plan. Amounts are calculated based on actual service and compensation as of the January 31, 2013 measurement date. Amounts for the BRP are based on the present value of the five year annual installment option. Amounts for the Pension Plan are based on the present value of the annuity options available under the plan.

Pension Plan.  The Pension Plan is a tax qualified defined benefit plan intended to provide retirement income to all eligible team members. To be eligible to participate in the Pension Plan, a team member must:

•	have been hired or rehired before January 1, 2007,
•	be employed at least one year,
•	have 1,000 hours of service, and
•	be at least age 21.

To be vested in a Pension Plan benefit, a participant must be employed for at least five years or attain age 65.

The normal retirement age under the Pension Plan is age 65. The normal retirement benefit formula in the Pension Plan is equal to:

•

the average of the participant’s highest five consecutive full calendar years of pay (including salary and incentive compensation actually paid during that year), out of the last ten years of service (average final pay) times 0.75%, plus

•

0.50% of the participant’s average final pay that exceeds the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending on December 31 of the year a team member reaches the Social Security retirement age, multiplied by

•	the participant’s years of credited service up to 35 years.

Once a participant has at least 25 years of credited service, he or she is eligible for an additional Pension Plan retirement benefit. This additional benefit is equal to 0.25% of his or her average final pay times his or her years of credited service exceeding 25 years, up to a maximum of 10 years.

The above formula computes a benefit intended to be payable for the participant’s life. The primary form of benefit for a single participant is a single life annuity and for a married participant is a 50% qualified joint and survivor annuity. Other annuity benefit payment options are also available. A single life annuity provides a greater annual benefit amount paid over a shorter period of time than a 50% qualified joint and survivor annuity. All benefit payment option forms are actuarially equivalent. The Pension Plan permits vested participants and retirees to elect to receive a lump sum distribution of their entire vested benefit on termination, and will automatically distribute a terminated vested participant’s benefit if the participant’s monthly benefit amount is $100 or less or the present value of the participant’s benefit is $5000 or less.

Benefit Restoration Plan.  The BRP is a non-qualified excess defined benefit plan that provides retirement income to eligible team members whose Pension Plan benefit is limited by Code limits on compensation ($250,000 for 2012 and $255,000 for 2013) or maximum annual benefits ($200,000 for 2012 and $205,000 for 2013).

The BRP uses the same eligibility, years of credited service, vesting, formula, early retirement reductions and retirement age criteria found in the Pension Plan, but without considering the Code imposed limits on a benefit payable under the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the BRP.

The formula computes an age 65 benefit with payments beginning, for the named executive officers, six months after separation from service. The only form of benefit under the BRP is a five year annual installment option, which is not available under the Pension Plan. The five year installment option produces a higher annual payment than a single life annuity or a qualified joint and survivor annuity, but is actuarially equivalent to such payment forms.

If employment terminates for cause, all BRP benefits are forfeited.

The Company also maintains a Supplemental Retirement Program (SRP) for eligible team members hired on or before December 31, 1995. None of our current named executive officers participates in the SRP. Mr. Dastugue was eligible to participate in the SRP but had not vested in the SRP as of the date of his departure.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)(2)	Aggregate Balance at last FYE ($)(3)
Ronald B. Johnson	90,387	7,725	8,559	114,261
Chief Executive Officer

Kenneth H. Hannah	0	0	0	0
Executive Vice President and Chief Financial Officer

Michael W. Kramer	0	0	0	0
Chief Operating Officer

Daniel E. Walker	0	0	0	0
Chief Talent Officer

Janet L. Dhillon	43,313	21,656	33,067	249,892
Executive Vice President, General Counsel and Secretary

Michael R. Francis	167,511	0	5,208	146,310
Former President

Michael P. Dastugue	4,608	719	2,306	203,077
Former Executive Vice President and Chief Financial Officer

(1)	The amounts shown are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.

(2)	These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

(3)	The balance reported includes named executive officer contributions to the Mirror Savings Plan; these amounts were included in the Summary Compensation Table as salary and incentive compensation in the fiscal year earned. Registrant contributions to the Mirror Savings Plan for 2012 were included in the All Other Compensation column of the Summary Compensation Table.

Mirror Savings Plan.  The Mirror Savings Plan is a non-qualified defined contribution plan which provides team members earning more than the Code compensation limit for qualified savings plans (such as the Savings Plan) the opportunity to defer a portion of their base salary and incentive compensation exceeding the compensation limit as a means of saving for retirement. Accordingly, team members, including named executive officers, earning more than the compensation limit may defer up to 14% of their salary and annual incentive compensation below the Code compensation limit ($250,000 for 2012 and $255,000 for 2013) and up to 75% of their compensation above the Code compensation limit through the Mirror Savings Plan.

For 2012, the Company match was $0.50 per dollar deferred up to a maximum of 6% of deferrals on compensation over $250,000. This matching contribution was credited each pay period. The Company may make additional discretionary matching contributions.

For Company contributions made for Plan Years prior to 2007, participants vest in the jcpenney matching contribution and related investment earnings at a rate of 20% per year of service. For Company contributions made for Plan Years 2007 and after, participants become 100% vested in the match after three years of service.

Generally, all unvested Company matching contributions are forfeited when the participant terminates employment. The Mirror Savings Plan provides that all matching contributions are immediately vested and non-forfeitable if a participant terminates employment due to:

•	Retirement at age 65,
•	Qualifying for permanent and total disability while working for the Company,
•	The work unit or type of work the team member was doing being discontinued (as determined by the Company), or
•	Death.

Deferrals and Company matching contributions are credited to the participant’s Mirror Savings Plan account and invested according to the participant’s investment elections. Earnings on the balance in the participant’s Mirror Savings Plan accounts are based on hypothetical investments in the same funds offered under the Savings Plan. Participants can change their investment elections daily.

Generally, a Mirror Savings Plan participant can only receive a distribution following an unforeseen emergency event (as defined under the Code), a change in control, or termination of employment. The only form of payment under the Mirror Savings Plan is a five year annual installment option. No withdrawals or distributions were taken during the year by any of the named executive officers.

POTENTIAL PAYMENTS AND BENEFITS ON TERMINATION OF EMPLOYMENT

Under our compensation program, described above in “Compensation Discussion and Analysis,” payments and the provision of benefits can be triggered by the termination of a team member’s employment. These payments and benefits may vary depending on the reason for termination. The reasons for termination that may trigger different payments and benefits may be classified as follows:

•	Voluntary Resignation;
•	Retirement;
•	Death;
•	Permanent Disability;
•	Involuntary Termination without Cause; or
•	Termination for Cause.

The characterization of the termination event and the payments and benefits triggered by termination may also vary depending on whether or not the termination follows a change in control of the Company.

Termination without a Change in Control

In an effort to retain and attract the best people, the Company offers each of its senior executive officers the right to enter into an Executive Termination Pay Agreement (Termination Pay Agreement) with the Company. The CEO has elected not to enter into a Termination Pay Agreement. The form of the agreement was reviewed by the Human Resources and Compensation Committee and its independent consultant prior to being recommended to the Board for its approval. The Termination Pay Agreement is intended to provide the executive with severance benefits in exchange for the executive’s agreement to comply with certain covenants. The benefits payable under these agreements are not available if the executive receives the benefits under the 2009 Change in Control Plan or the 2011 Change in Control Plan, which are described later in this section.

The primary purpose of the Termination Pay Agreement is to provide for severance benefits in the event of involuntary termination of the executive’s employment without cause. For purposes of the agreement, cause includes:

•	An intentional act of fraud, embezzlement, theft, or other material violation of law;
•	Intentional damage to the Company’s assets;
•	Intentional disclosure of confidential information in violation of the Company’s policies;
•	Material breach of the executive’s obligations under the agreement;
•	Breach of the executive’s duty of loyalty to the Company;
•	Failure of the executive to substantially perform the duties of his or her job (other than as a result of physical or mental incapacity); or
•	Intentional breach of Company policies or willful misconduct by the executive that is in either case materially injurious to the Company.

Under the Termination Pay Agreements, if an executive is involuntarily terminated without cause, he or she will receive a lump sum payment for services rendered through the termination date, including accrued base salary and pay in respect of earned but unused paid time off.

Conditioned on execution of a release and expiration of the revocation period under the release, but no later than two and one-half months after the year of termination, the executive will also receive:

•

A lump sum cash payment equal to annualized base salary plus target annual cash incentive compensation (at 100% of the target incentive opportunity in effect at the time of termination) with respect to a period of (a) 18 months following termination if the executive is an Executive Vice President or higher of the Company, or (b) 12 months following termination if the executive is a Senior Vice President;

•

A lump sum cash payment equal to the prorated annual cash incentive compensation for the year of termination at 100% of the executive’s target incentive compensation opportunity at the time of termination, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the Company-paid portion of the premium toward medical, dental and life insurance coverages for the applicable severance period (18 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), grossed-up for federal income taxes;

•	A lump sum payment of $25,000 toward outplacement and financial counseling services; and
•	Immediate vesting of all long-term incentive stock awards and stock options.

In addition to providing severance payments in the event of an involuntary termination without cause, the Termination Pay Agreement also includes certain limited benefits in the event of death or termination due to permanent disability. In such case, the executive will receive a lump sum cash payment as soon as practicable after termination equal to prorated annual incentive compensation for service during the year at 100% of the executive’s target incentive compensation opportunity, less any amount contributed to the Mirror Savings Plan. These benefits were included in the form of Termination Pay Agreement to replace similar benefits received by certain Company executives under employment contracts which have been phased out as they have expired or been terminated.

By entering into a Termination Pay Agreement, the executive agrees to the following restrictive covenants:

•	Obligation not to disclose confidential or proprietary information of the Company, which continues indefinitely following termination of employment;
•

Obligation to refrain from activities designed to influence or persuade any person not to do business or to reduce its business with the Company, which continues for the applicable severance period following termination of employment;

•

Obligation to refrain from attempting to influence or persuade any of the Company’s employees to leave their employment with the Company and to refrain from directly or indirectly soliciting or hiring employees of the Company, which continues for the applicable severance period following termination of employment; and

•	Obligation not to undertake work for a competing business, which continues for the applicable severance period following termination of employment.

The noncompetition covenant may be waived by the executive; however, he or she must then forego any severance benefits available under the Termination Pay Agreement. In the event the executive breaches any of the covenants listed above, the Company will not be obligated to make any further payments under the agreement and may seek to recover damages from the executive.

As of the date of this Proxy Statement, Messrs. Hannah, Kramer and Walker and Ms. Dhillon have Termination Pay Agreements. Each of Messrs. Dastugue and Francis were party to existing Termination Pay Agreements during fiscal 2012 and received compensation under the terms of his respective Termination Pay Agreement upon his departure from the Company. The amounts paid to Messrs. Dastugue and Francis under the terms of the Termination Pay Agreement are reflected as All Other Compensation to the executive in the Summary Compensation Table. A pro rata portion of Mr. Francis’ equity awards vested in accordance with his Termination Pay Agreement and Mr. Dastugue received accelerated vesting for his equity and stock option awards in accordance with his Termination Pay Agreement. These amounts are reflected in the Option Exercises and Stock Vested for Fiscal 2012 Table.

In order to describe the payments and benefits that are triggered for each termination event for each of the Company’s named executive officers, we have created a table for each named executive officer other than Messrs. Francis and Dastugue who are no longer employed by the Company, estimating the payments and benefits that would be paid under each element of our compensation program. The tables assume that the named executive officer’s employment terminated on February 2, 2013, which is the last day of the Company’s last completed fiscal year.

Ronald B. Johnson (CEO) — Termination without a Change in Control(1)

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary(2)	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000
Annual Cash Incentive	$0	$0	$0	$0	$0	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$0	$0	$0
Mirror Savings Plan(3)	$106,424	$106,424	$114,601	$114,601	$106,424	$106,424
Health and Life Insurance	$0	$0	$0	$0	$0	$0
Financial Counseling and Outplacement	$0	$0	$0	$0	$0	$0
Vacation(4)	$37,500	$37,500	$37,500	$37,500	$37,500	$37,500
Total	$148,924	$148,924	$157,101	$157,101	$148,924	$148,924

(1)

Mr. Johnson is entitled to the benefits described in the table in the event of a termination without a change in control. In addition, Mr. Johnson holds a warrant that he purchased prior to his employment with the Company that entitles him to acquire 7,256,894 shares of jcpenney common stock. The warrant has an exercise price of $29.92 per share, subject to customary adjustments. The warrant has a term of 7 1/2 years and is exercisable after June 13, 2017; however, the warrant is immediately exercisable and transferable upon the termination of Mr. Johnson’s employment from the Company for any reason.

(2)	Represents unpaid base salary as of the end of fiscal 2012.

(3)	Payable under the terms of the Mirror Savings Plan.

(4)	Payable under the terms of the Company’s vacation policy.

Kenneth H. Hannah (Executive Vice President and Chief Financial Officer) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary(1)	$3,026	$3,026	$3,026	$3,026	$1,278,026	$3,026
Annual Cash Incentive	$0	$0	$487,688	$487,688	$1,507,688	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$2,162,745	$2,162,745	$2,162,745	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$27,347	$0
Financial Counseling and Outplacement	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$3,555	$3,555	$3,555	$3,555	$3,555	$3,555
Total	$6,581	$6,581	$2,667,014	$2,667,014	$5,004,361	$6,581

(1)	Represents unpaid base salary as of the end of fiscal 2012

Michael W. Kramer (COO) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary(1)	$3,635	$3,635	$3,635	$3,635	$1,503,636	$3,635
Annual Cash Incentive	$0	$0	$893,285	$893,285	$2,243,285	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$4,525,486	$4,525,486	$4,525,486	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$28,356	$0
Financial Counseling and Outplacement	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$28,846	$28,846	$28,846	$28,846	$28,846	$28,846
Total	$32,481	$32,481	$5,461,252	$5,461,252	$8,354,609	$32,481

(1)	Represents unpaid base salary as of the end of fiscal 2012

Daniel E. Walker (Chief Talent Officer) —Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary(1)	$2,545	$2,545	$2,545	$2,545	$1,052,545	$2,545
Annual Cash Incentive	$0	$0	$518,424	$518,424	$1,305,924	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$1,521,787	$1,521,787	$1,521,787	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$26,669	$0
Financial Counseling and Outplacement	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$20,192	$20,192	$20,192	$20,192	$20,192	$20,192
Total	$22,737	$22,737	$2,072,948	$2,072,948	$3,952,117	$22,737

(1)	Represents unpaid base salary as of the end of fiscal 2012

Janet L. Dhillon (Executive Vice President, General Counsel & Secretary) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary(1)	$2,492	$2,492	$2,492	$2,492	$1,052,492	$2,492
Annual Cash Incentive	$0	$0	$493,500	$493,500	$1,281,000	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$1,400,831	$1,400,831	$2,417,965	$0
Mirror Savings Plan	$249,892	$249,892	$279,681	$279,681	$279,681	$249,892
Health and Life Insurance	$0	$0	$0	$0	$23,090	$0
Financial Counseling and Outplacement	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$19,081	$19,081	$19,081	$19,081	$19,081	$19,081
Total	$271,465	$271,465	$2,205,585	$2,205,585	$5,098,309	$271,465

(1)	Represents unpaid base salary as of the end of fiscal 2012

Change in Control; Termination following a Change in Control

The Company’s executive officers participate in the change in control plan in effect upon their commencement of employment. Messrs. Johnson, Hannah, Kramer and Walker participate in the change in control plan approved in January 2011 (2011 Change in Control Plan) and Ms. Dhillon participates in the change of control plan approved in 2009 (2009 Change in Control Plan). None of our named executive officers are entitled to a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under their respective plan.

The 2011 Change in Control Plan provides benefits to the Company’s executives if their employment is terminated as a result of an involuntary separation from service by the Company other than for cause within two years of the occurrence of a change in control of the Company. The 2011 Change in Control Plan also provides benefits to an executive if the executive terminates employment with the Company for Good Reason following a change of control. Good Reason consists of:

•	A material reduction in the executive’s base salary or target annual cash incentive opportunity;
•	Involuntary relocation of more than 50 miles;
•	A materially adverse change in the executive’s duties or responsibilities;
•	A material diminution in the budget over which the executive has responsibility;
•	A material adverse change in the executive’s supervisor’s duties or responsibilities, including a change in the supervisor to whom the executive is required to report; or
•

Failure of the Company to continue a material benefit or a material reduction in the benefits in which the executive participated prior to the occurrence of the change in control, unless replaced by a substantially equivalent benefit.

For an executive to receive benefits under the 2011 Change in Control Plan, a Good Reason event with respect to such executive must occur within two years of the occurrence of a change in control of the Company, and if the Good Reason event is not cured by the Company following timely notice of the event by the executive, the executive must terminate employment within two years of the date the Good Reason event occurred.

Change in control is defined as (i) the acquisition by any person, entity or group of 30% or more of the Company’s outstanding common stock, (ii) the replacement of a majority of the Board of Directors, (iii) a reorganization, merger or consolidation, or the sale of all or substantially all of the Company’s assets, subject to certain exceptions, or (iv) a complete liquidation or dissolution of the Company.

Notice of a Good Reason event must be provided to the Company within 90 days of the event and the Company must be given a 30-day opportunity to correct the situation without having to pay benefits under the 2011 Change in Control Plan.

For purposes of the 2011 Change in Control Plan, cause includes the failure of the executive to substantially perform the duties of his or her job, failure of the executive to follow Company policy, engagement by the executive in illegal conduct, or gross misconduct injurious to the Company.

The 2011 Change in Control Plan provides a three-tiered benefit structure based on the executive’s position and responsibilities within the Company. Tier I participants, which include the CEO and executives reporting directly to the CEO, are entitled to receive cash severance of 2.99 annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. Tier II participants, which include the Company’s Executive Vice Presidents who do not report directly to the CEO, are entitled to receive cash severance of 2.5 times base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. The Tier III participants (Senior Vice Presidents who are members of the Company’s Executive Board) are entitled to receive cash severance of two times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination.

In addition to the cash severance payments, all participants in the 2011 Change in Control Plan are entitled to receive the following at the time of termination:

•	Accrued base salary and pay in respect of earned but unused paid time off through the date of termination;
•

The average of the participant’s actual annual incentive compensation payments under the Management Incentive Compensation Program for the three fiscal years prior to the fiscal year of termination or, if termination occurs on the last day of the fiscal year, the actual annual cash incentive compensation, if greater, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the incremental value of additional years of age and service credited to the executive (equal to the executive’s cash severance multiple) with respect to the BRP, SRP, and Mirror Savings Plan, to the extent the executive participates in some or all of these plans;

•

A lump sum payment representing the Company-financed portion of the premium toward medical, dental and life insurance coverages for the number of years equal to the applicable cash severance multiple for the executive, grossed-up for federal income taxes; and

•

A lump sum payment of $25,000 toward outplacement and financial counseling services, and, to the extent applicable and allowable by law, reimbursement of legal fees and expenses incurred in defense of the executive’s rights under the plan.

Additionally, participants in the 2011 Change in Control Plan are eligible for up to one year of additional age and service credit for purposes of determining retiree eligibility under the Company’s medical, dental, life insurance, long term care insurance, and lifetime discount programs.

Ms. Dhillon participates in the 2009 Change in Control Plan, which is substantially similar to the 2011 Change in Control Plan. This plan entitles her to receive cash severance of 2.99 times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination.

In addition to the benefits provided by the 2011 Change in Control Plan, some of the Company’s other plans and programs, such as the Company’s equity compensation plans, also include specific benefits payable to team members in the event of a change in control of the Company. The Company’s 2009 Long-Term Incentive Plan and 2012 Long-Term Incentive Plan provide that vesting of outstanding equity awards is accelerated if the participant’s employment is terminated as a result of an involuntary separation from service by the Company other than for Cause within two years of the occurrence of a change in control of the Company. For purposes of these plans, a change of control is defined as (i) the acquisition by a person or group of more than 50% of the total voting power of the Company’s common stock, (ii) the acquisition by a person or a group within a twelve-month period of 30% of the total voting power of the Company’s common stock or the replacement of a majority of the Board of Directors within a twelve-month period unless approved by a majority of the Board, or (iii) the acquisition by a person or group of 40% or more of the assets of the Company. The plans also provide for vesting acceleration of outstanding awards if the participant terminates employment with the Company for Good Reason within two years of the occurrence of a change in control of the Company. The definition of Good Reason under these plans is the same as the definition under the 2011 Change in Control Plan. The inducement equity awards granted to Messrs. Kramer and Walker contain similar vesting provisions in connection with a change of control.

The benefits payable under a change in control plan are not subject to reduction in the event the executive subsequently finds employment following termination. In order to describe the payments and benefits that are triggered upon a change in control and for each termination event following a change in control, we have created a table for each named executive officer other than Messrs. Francis and Dastugue, estimating the payments and benefits that would be paid under each element of our compensation program. These payments reflect a change of control event or assume that the named executive officer’s employment terminated immediately upon a change in control occurring on February 2, 2013, which is the last day of the Company’s last completed fiscal year.

Ronald B. Johnson (CEO) —

Following a Change in Control(1)

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$5,000	$5,000	$5,000	$5,000	$4,490,000	$5,000
Annual Cash Incentive	$0	$0	$0	$0	$0	$5,710,223	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$0	$0	$0	$0
Mirror Savings Plan	$0	$106,424	$106,424	$114,602	$114,602	$121,690	$106,424
Health and Life Insurance	$0	$0	$0	$0	$0	$62,753	$0
Financial Counseling and Outplacement	$0	$0	$0	$0	$0	$25,000	$0
Vacation	$0	$37,500	$37,500	$37,500	$37,500	$37,500	$37,500
Excise Tax (Cutback)	$0	$0	$0	$0	$0	$(87,753)	$0
Total	$0	$148,924	$148,924	$157,102	$157,102	$10,359,413	$148,924

(1)

Mr. Johnson is entitled to the benefits described in the table in the event of a termination following a change in control. In addition, Mr. Johnson holds a warrant that he purchased prior to his employment with the Company that entitles him to acquire 7,256,894 shares of jcpenney common stock. The warrant has an exercise price of $29.92 per share, subject to customary adjustments. The warrant has a term of 7 1/2 years and is exercisable after June 13, 2017; however, the warrant is exercisable and transferable immediately prior to the effective date of a change of control. For purposes of the warrant, a change of control is defined as (i) the acquisition by a person or group of more than 50% of the total voting power of the Company’s common stock, (ii) the sale of all or substantially all of the Company’s assets, or (iii) the replacement of a majority of the Board of Directors unless approved by a majority of the Board.

Kenneth H. Hannah (Executive Vice President and Chief Financial Officer) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$3,026	$3,026	$3,026	$3,026	$2,128,026	$3,026
Annual Cash Incentive	$0	$0	$0	$487,688	$487,688	$1,700,000	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$2,162,745	$2,162,745	$2,162,745	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$0	$54,695	$0
Financial Counseling and Outplacement	$0	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$0	$3,555	$3,555	$3,555	$3,555	$3,555	$3,555
Excise Tax (Cutback)	$0	$0	$0	$0	$0	$0	$0
Total	$0	$6,581	$6,581	$2,667,014	$2,667,014	$6,074,021	$6,581

Michael W. Kramer (COO) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$3,635	$3,635	$3,635	$3,635	$2,993,636	$3,635
Annual Cash Incentive	$0	$0	$0	$893,285	$893,285	$2,725,323	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$4,525,486	$4,525,486	$16,687,273	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$0	$56,713	$0
Financial Counseling and Outplacement	$0	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$0	$28,846	$28,846	$28,846	$28,846	$28,846	$28,846
Excise Tax (Cutback)	$0	$0	$0	$0	$0	$(1,996,421)	$0
Total	$0	$32,481	$32,481	$5,461,252	$5,461,252	$20,520,370	$32,481

Daniel E. Walker (Chief Talent Officer) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$2,545	$2,545	$2,545	$2,545	$2,095,545	$2,545
Annual Cash Incentive	$0	$0	$0	$518,424	$518,424	$1,596,300	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$1,521,787	$1,521,787	$7,512,959	$0
Mirror Savings Plan	$0	$0	$0	$0	$0	$0	$0
Health and Life Insurance	$0	$0	$0	$0	$0	$53,338	$0
Financial Counseling and Outplacement	$0	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$0	$20,192	$20,192	$20,192	$20,192	$20,192	$20,192
Excise Tax (Cutback)	$0	$0	$0	$0	$0	$(78,338)	$0
Total	$0	$22,737	$22,737	$2,072,948	$2,072,948	$11,224,996	$22,737

Janet L. Dhillon (Executive Vice President, General Counsel & Secretary) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$2,492	$2,492	$2,492	$2,492	$2,095,492	$2,492
Annual Cash Incentive	$0	$0	$0	$493,500	$493,500	$2,063,250	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$1,400,831	$1,400,831	$2,417,965	$0
Mirror Savings Plan	$0	$249,892	$249,892	$279,681	$279,681	$279,681	$249,892
Health and Life Insurance	$0	$0	$0	$0	$0	$46,180	$0
Financial Counseling and Outplacement	$0	$0	$0	$10,000	$10,000	$25,000	$0
Vacation	$0	$19,081	$19,081	$19,081	$19,081	$19,081	$19,081
Excise Tax (Cutback)	$0	$0	$0	$0	$0	$(625,998)	$0
Total	$0	$271,465	$271,465	$2,205,585	$2,205,585	$6,320,651	$271,465

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
William A. Ackman		(3)				0
Colleen C. Barrett(4)	75,000		150,012		0	225,012
Thomas J. Engibous(5)	39		328,723		0	328,762
Kent B. Foster(6)	90,000		150,012		10,000	250,012
Geraldine B. Laybourne(7)	70,000		150,012		10,000	230,012
Burl Osborne(8)	50,000		150,012		0	200,012
Leonard H. Roberts(9)	65		229,233		10,000	239,298
Steven Roth	70,000		0		0	70,000
Javier G. Teruel(10)	71		231,191		0	231,262
R. Gerald Turner(11)	75,000		150,012		10,000	235,012
Mary Beth West(12)	85,000		150,012		5,000	240,012

(1)	Each non-employee director receives an annual stock grant consisting of a number of restricted stock units having a market value nearest to $150,000. For 2012, the number of units was determined by dividing $150,000 by the closing price of jcpenney common stock on the date of grant (rounded to the nearest whole unit). The amounts shown in this column include the fair value of the annual stock award for 2012, which was $27.26. The date of grant of the annual stock grant to non-employee directors is the third trading date following the Company’s Annual Meeting of Stockholders.

(2)	Includes the value of Company matching contributions under the Directors’ Matching Fund. Under this program, directors may request jcpenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year.

(3)	Mr. Ackman waived his director fees.

(4)	Ms. Barrett had 32,870 stock awards, consisting of 28,788 restricted stock unit awards and 4,082 restricted stock awards, outstanding as of February 2, 2013.

(5)	Mr. Engibous has elected to receive 100 percent of his cash retainers in shares of jcpenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Engibous had 41,108 stock awards, consisting of 28,788 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of February 2, 2013.

(6)	Mr. Foster had 41,108 stock awards, consisting of 28,788 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of February 2, 2013.

(7)	Ms. Laybourne had 17,489 restricted stock unit awards outstanding as of February 2, 2013.

(8)	Reflects amounts received prior to August 15, 2012.

(9)	Mr. Roberts has elected to receive 100 percent of his cash retainers in shares of jcpenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Roberts had 38,547 stock awards, consisting of 28,788 restricted stock unit awards and 9,759 restricted stock awards, outstanding as of February 2, 2013.

(10)	Mr. Teruel has elected to receive 100 percent of his cash retainers in shares of jcpenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Teruel had 24,285 restricted stock unit awards outstanding as of February 2, 2013.

(11)	Mr. Turner had 43,608 stock awards, consisting of 28,788 restricted stock unit awards and 13,220 restricted stock awards, and 1,600 option awards outstanding as of February 2, 2013.

(12)	Ms. West had 27,947 restricted stock unit awards outstanding as of February 2, 2013.

Cash Retainers and Stock Award

Directors who are Company team members do not receive directors’ fees. The Corporate Governance Committee has the responsibility for recommending to the Board of the Directors the appropriate compensation for non-employee directors, including the Non-Executive Chairman of the Board. The Corporate Governance Committee conducts periodic reviews to assure that non-employee directors are being fairly and reasonably compensated in relation to comparable U.S. companies and did not make any changes in director compensation in fiscal 2012. Non-employee directors receive the following compensation:

•	An annual cash retainer of $70,000;
•	An annual award of restricted stock units with a market value at the time of grant of $150,000;
•	An annual cash retainer of $20,000 for the chairs of the Audit Committee and the Human Resources and Compensation Committee;
•	An annual cash retainer of $15,000 for the chairs of the Corporate Governance Committee and the Finance and Planning Committee;
•	An annual cash retainer of $100,000 for the Non-Executive Chairman of the Board; and
•

An annual cash retainer of $5,000 for directors who are Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee (currently Directors Barrett, Engibous and Turner).

Director compensation covers the period from June 1 to May 31 of the following year. The cash retainers are payable quarterly. Non-employee directors are reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Director equity awards are required to be held until the director’s service ends. Messrs. Ackman and Roth do not receive an annual stock award.

Election to Receive Common Stock; Deferral

Directors may elect to receive all or a portion of their cash retainers in jcpenney common stock. As of the end of fiscal 2012, three directors had elected to receive all or part of their cash retainers in jcpenney common stock. A director may also elect to defer payment of all or part of their cash retainers under the terms of a deferred compensation plan for directors. As of the end of fiscal 2012, one director had elected such deferral.

Directors’ Charitable Award Program

The Company’s Directors’ Charitable Award Program was frozen by the Board in 2000. Three of the current directors participate in the program. The Charitable Award Program is designed to acknowledge the service of directors and to recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors (in the event of an uneven number of directors, a single life policy was purchased). Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000 to one or more charitable organizations as recommended by the individual directors. The Company will donate $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group. The Company will donate an additional $500,000 upon the death of the second director of the group. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program.

Directors’ Matching Fund

Members of the Board of Directors may be involved with charitable organizations to which they provide support in the form of personal charitable contributions. As with the Charitable Award Program, the Company has established the Directors’ Matching Fund to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Under the Directors’ Matching Fund, directors may request jcpenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year. All or part of the matching contributions may be allocated to one or several organizations that have been determined to be charitable organizations under Section 501(c)(3) of the Code or that are a political subdivision of the state. Matches may only be made on personal gifts that have been paid within that fiscal year, not pledged.

AUDIT FUNCTION

Report of the Audit Committee

Composition and Qualifications

The Audit Committee of the Board of Directors (the Audit Committee) is composed of five independent directors and operates under a written charter, in accordance with applicable rules of the SEC and the NYSE. The Corporate Governance Committee and the full Board of Directors considers membership for the Audit Committee annually. The current members of the Audit Committee are Thomas J. Engibous, Kent B. Foster, Javier G. Teruel, Mary Beth West and Leonard H. Roberts, who serves as its Chair. The Board of Directors has determined that each member is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Purpose

The purpose of the Audit Committee is to assist the Board in monitoring: (i) the Company’s accounting and financial reporting processes, including internal control over financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditor; and (iv) the performance of the Company’s internal auditors and independent auditor.

Responsibilities

Management is responsible for maintaining adequate internal control over financial reporting and KPMG LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

Review of Financial Information

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s evaluation of the Company’s internal control over financial reporting with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Securities Exchange Act of 1934, as amended.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2013 for filing with the SEC.

Independent Auditor

The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2013 fiscal year.

Audit Committee

Leonard H. Roberts, Chair	Kent B. Foster	Mary Beth West
Thomas J. Engibous	Javier G. Teruel

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP:

	Fiscal 2011	Fiscal 2012
Audit Fees(1)	$3,920,690	$3,993,610
Audit-Related Fees(2)	353,900	293,700

Total Audit and Audit-Related Fees	$4,274,590	$4,287,310

Tax Fees
Tax Compliance Fees(3)	$548,581	$564,496
Tax Planning and Advice Fees(4)	164,333	377,361
All Other Fees(5)	—	30,000

Total Fees(6)	$4,987,504	$5,259,167

(1)	Audit fees include fees for the audits of the Company’s annual consolidated financial statements, for professional services rendered for the audits of internal control over financial reporting, for quarterly reviews and for review of SEC filings and other related matters.

(2)	Audit-related fees in both years were for certain employee benefit plan audits and audits of financial statements of a related entity.

(3)	Tax compliance fees consist of fees for services related to review of tax returns, management transition, transfer pricing and capitalization of costs related to store remodel programs.

(4)	Tax planning and advice fees consist of services related to analysis of U.S. Customs duties on merchandise purchases.

(5)	All other fees for Fiscal 2012 include fees for work related to compliance reviews of administrative expenses charged to certain employee benefit plans.

(6)	All fees were pre-approved by the Audit Committee of the Board.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000 or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be asked to review and approve a maximum amount for certain services, which may include services in any one or more of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a periodic basis as appropriate.

PROPOSAL 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its appointment as the Company’s independent auditor for the fiscal year ending February 1, 2014 has been approved by the Audit Committee of the Board. Stockholder ratification of such appointment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP.

PROPOSAL 3 —

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and implementing our executive compensation program. The Human Resources and Compensation Committee determines compensation for each named executive officer other than the CEO. The CEO’s compensation is determined by all of the independent directors of the Board. Our compensation program is designed to attract and incentivize high-caliber talent to lead our Company during our multi-year transformation. In fiscal 2012, our compensation program focused on linking pay to Company performance. Stockholders are encouraged to read the Compensation Discussion and Analysis section for a more detailed discussion of how the Company’s compensation program reflects our overall philosophy and objectives.

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers described in this Proxy Statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors values the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions. At the 2011 annual meeting, the Board recommended, and the stockholders approved, holding an annual vote on the compensation of our named executive officers.

The Board recommends a vote FOR the approval of the compensation of the named executive officers.

OTHER BUSINESS MATTERS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 4, 2013.

Stockholder Business — Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with jcpenney’s Bylaw procedures. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Corporate Secretary of the Company. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The chair of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

Timing

It is currently expected that the 2014 Annual Meeting of Stockholders will be held on or about May 16, 2014, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 4, 2013) must be given by stockholders and received by the Secretary of the Company by February 15, 2014. The Company does, however, retain the right to change the date of the 2014 Annual Meeting of Stockholders as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available on our website at www.jcp.com or you may request a copy from the Corporate Secretary of the Company.

Janet Dhillon, Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and

Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M54505-P34898	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

J. C. PENNEY COMPANY, INC.
Vote On Proposals
Directors recommend a vote FOR Proposal 1.
1.	Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:		For	Against	Abstain
Nominees:
	1a.	William A. Ackman	☐	☐	☐

	1b.	Colleen C. Barrett	☐	☐	☐				For	Against	Abstain

	1c.	Thomas J. Engibous	☐	☐	☐		1i.	Javier G. Teruel	☐	☐	☐

	1d.	Kent B. Foster	☐	☐	☐		1j.	R. Gerald Turner	☐	☐	☐

	1e.	Ronald B. Johnson	☐	☐	☐		1k.	Mary Beth West	☐	☐	☐

	1f.	Geraldine B. Laybourne	☐	☐	☐	Directors recommend a vote FOR Proposals 2 and 3.

	1g.	Leonard H. Roberts	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 1, 2014.		☐	☐	☐
	1h.	Steven Roth	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please Sign and Date
Please sign your name exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

You can access J. C. Penney Company, Inc. stockholder accounts online.

Computershare Transfer Agent for J. C. Penney Company, Inc., makes it easy and convenient to get current information on stockholder accounts.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information

Visit us on the web at www.computershare.com/investor

▼  FOLD AND DETACH HERE  ▼

M54506-P34898

J. C. Penney Company, Inc. PROXY/VOTING INSTRUCTION CARD This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing T. J. Engibous, K. B. Foster and M. E. West, or any of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2013, at 10:00 A.M., local time, and at any adjournment or postponement thereof (“Meeting”), upon such business as may come before the Meeting, including the items set forth on the reverse (“Business”).

Board’s nominees for Directors for the term set forth in the Proxy Statement are (1a) William A. Ackman, (1b) Colleen C. Barrett, (1c) Thomas J. Engibous, (1d) Kent B. Foster, (1e) Ronald B. Johnson, (1f) Geraldine B. Laybourne, (1g) Leonard H. Roberts, (1h) Steven Roth, (1i) Javier G. Teruel, (1j) R. Gerald Turner, and (1k) Mary Beth West.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on the reverse side)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and

Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M54507-P34898	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

J. C. PENNEY COMPANY, INC.
Vote On Proposals
Directors recommend a vote FOR Proposal 1.
1.	Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:		For	Against	Abstain
Nominees:
	1a.	William A. Ackman	☐	☐	☐

	1b.	Colleen C. Barrett	☐	☐	☐				For	Against	Abstain

	1c.	Thomas J. Engibous	☐	☐	☐		1i.	Javier G. Teruel	☐	☐	☐

	1d.	Kent B. Foster	☐	☐	☐		1j.	R. Gerald Turner	☐	☐	☐

	1e.	Ronald B. Johnson	☐	☐	☐		1k.	Mary Beth West	☐	☐	☐

	1f.	Geraldine B. Laybourne	☐	☐	☐	Directors recommend a vote FOR Proposals 2 and 3.

	1g.	Leonard H. Roberts	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 1, 2014.		☐	☐	☐
	1h.	Steven Roth	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

I elect to direct the voting of undirected shares in the Plan.			☐	☐
			Yes	No
Please Sign and Date
Please sign your name exactly as stenciled hereon. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX]			Date

▼  FOLD AND DETACH HERE  ▼

M54508-P34898

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD

Allocated and Undirected Stock

This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY’S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Common Stock allocated under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Common Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2013, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 15, 2013, the Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You acknowledge that in voting the Undirected Stock, you are acting as a named fiduciary under the Employee Retirement Income Security Act of 1974. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Board’s nominees for Directors for the term set forth in the Proxy Statement are (1a) William A. Ackman, (1b) Colleen C. Barrett, (1c) Thomas J. Engibous, (1d) Kent B. Foster,(1e) Ronald B. Johnson, (1f) Geraldine B. Laybourne, (1g) Leonard H. Roberts, (1h) Steven Roth, (1i) Javier G. Teruel, (1j) R. Gerald Turner, and (1k) Mary Beth West.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 15, 2013. Therefore, please sign, date and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (Continued on the reverse side)